UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

Snap-on Incorporated
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2007 ANNUAL MEETING OF SHAREHOLDERS

AND PROXY STATEMENT

HELP US REDUCE COSTS

If you receive more than one set of proxy materials, it means your shares are in more than one account. You should vote the shares on all of your Proxy Cards. You may help us reduce costs by consolidating your accounts so that you receive only one set of proxy materials in the future. To consolidate your accounts, please contact our transfer agent, Computershare Trust Company, N.A., toll-free at 1-800-446-2617.

ADMISSION TO THE ANNUAL MEETING

All shareholders of record as of the close of business on February 26, 2007, can attend the meeting. Seating, however, is limited. Attendance at the Annual Meeting will be on a first arrival basis.

To attend the Annual Meeting, please follow these instructions:

•       To enter the Annual Meeting, bring your proof of ownership of Snap-on stock and a form of identification; or

•       If a broker or other nominee holds your shares, bring proof of your ownership of Snap-on stock through such broker or nominee and a form of identification.

HOW TO VOTE

We offer four methods for you to vote your shares at the Annual Meeting. While we offer four methods, we encourage you to vote through the Internet as it is the most cost-effective method. We also recommend that you vote as soon as possible, even if you are planning to attend the Annual Meeting, so that the vote count will not be delayed. Both the Internet and the telephone provide convenient, cost-effective alternatives to returning your Proxy Card by mail. If you vote your shares through the Internet, then you may incur costs associated with electronic access, such as usage charges from Internet access providers. If you choose to vote your shares through the Internet or by telephone, there is no need for you to mail back your Proxy Card.

You may (i) vote in person at the Annual Meeting or (ii) authorize the persons named as proxies on the enclosed Proxy Card, Mr. Michaels and Ms. Marrinan, to vote your shares by returning the enclosed Proxy Card by mail, through the Internet or by telephone.

To Vote Over the Internet:

Log on to the Internet and go to the Website www.investorvote.com. Have your Proxy Card available when you access the Website. You will need the control number from your Proxy Card to vote.

To Vote By Telephone:

On a touch-tone telephone, call 1-800-652-VOTE (1-800-652-8683) 24 hours a day, 7 days a week. Have your Proxy Card available when you make the call. You will need the control number from your Proxy Card to vote.

To Vote By Proxy Card:

Complete, sign and return the Proxy Card to the address indicated on the Proxy Card.

If your shares are not registered in your name, then you vote by giving instructions to the firm that holds your shares rather than using any of these four methods. Please check the voting form of the firm that holds your shares to see if it offers Internet or telephone voting procedures.

2801 80th Street
Kenosha, WI  53143

Notice of the 2007 Annual Meeting of Shareholders

March 8, 2007

Dear Shareholder:

Snap-on Incorporated will hold its 2007 Annual Meeting of Shareholders on Thursday, April 26, 2007, at 10:00 a.m. (Central Time), at the Eaglewood Resort, 1401 Nordic Road, Itasca, IL  60143. This year’s meeting is being held for the following purposes:

1.              to elect three Directors to serve for the next three years;

2.              to ratify the Audit Committee’s selection of Deloitte & Touche LLP as the Company’s independent auditor for 2007; and

3.              to transact any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

In addition to the formal business, there will be a short presentation on Snap-on’s performance.

Only shareholders who had shares registered in their names at the close of business on February 26, 2007, will be able to vote at the Annual Meeting.

If you are a shareholder and plan to attend the Annual Meeting in person, then please refer to the section of this Proxy Statement titled “Commonly Asked Questions and Answers about the Annual Meeting.”

If you have any questions or comments, please direct them to Snap-on Incorporated, Investor Relations, 2801 80th Street, Kenosha, Wisconsin 53143. If you prefer, you may also e-mail questions or comments to shareholders@snapon.com. We always appreciate your interest in Snap-on and thank you for your continued support.

Your vote is important. Thank you for voting.

Sincerely,

Susan F. Marrinan
Vice President, Secretary and
Chief Legal Officer

PROXY STATEMENT

COMMONLY ASKED QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q:            WHEN WILL THIS PROXY STATEMENT FIRST BE MAILED TO SHAREHOLDERS?

A:             We expect to begin mailing this Proxy Statement to shareholders on or about March 13, 2007.

Q:            WHAT AM I VOTING ON?

A:             At the 2007 Annual Meeting you will be voting on two proposals:

1.               The election of three Directors to serve terms of three years each. This year’s Board nominees are:

• John F. Fiedler	• W. Dudley Lehman
• Edward H. Rensi

2.               A proposal to ratify the Audit Committee’s selection of Deloitte & Touche LLP as the Company’s independent auditor for 2007.

Q:            WHAT ARE THE BOARD’S VOTING RECOMMENDATIONS?

A:             The Board of Directors is soliciting this proxy and recommends the following votes:

•       FOR each of the Board’s nominees; and

•       FOR the ratification of the Audit Committee’s selection of Deloitte & Touche LLP as the Company’s independent auditor for 2007.

Q:            WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL?

A:   To conduct the Annual Meeting, more than 50% of the shares entitled to vote must be present in person or by proxy. This is referred to as a “quorum.” Assuming a quorum is present, Directors are elected by a plurality of the votes cast in person or by proxy at the meeting. “Plurality” means that the nominees receiving the largest number of votes cast are elected as Directors up to the maximum number of Directors to be chosen at the meeting. Assuming a quorum is present, the ratification of the Audit Committee’s selection of Deloitte & Touche LLP as the Company’s independent auditor for 2007 requires an affirmative vote of a majority of the shares represented at the meeting.

Q:            WHAT IF I DO NOT VOTE?

A:             The effect of not voting will depend on how your share ownership is registered.

If you own shares as a registered holder and you do not vote, then your unvoted shares will not be represented at the meeting and will not count toward the quorum requirement. If a quorum is obtained, then your unvoted shares will not affect whether a proposal is approved or rejected.

If you are a shareholder whose shares are not registered in your name and you do not vote, then your bank, broker or other holder of record may still represent your shares at the meeting for purposes of obtaining a quorum. In the absence of your voting instructions, your bank, broker or other holder of record may or may not vote your shares in its discretion depending on the proposal before the meeting. Your broker may vote your shares in its discretion on routine matters such as the election of directors and ratification of the Company’s independent auditors.

Q:            WHO MAY VOTE?

A:   You may vote at the Annual Meeting if you were a shareholder of record as of the close of business on February 26, 2007, which is the “Record Date”. Each outstanding share of Common Stock is entitled to one vote. As of the Record Date, Snap-on had 58,555,781 shares of Common Stock outstanding. This includes 27,428 shares held by the Snap-on Incorporated Grantor Stock Trust (the “GST”) on the Record Date. Shares of Common Stock held by the GST are considered outstanding for voting purposes but not for earnings per share calculations.

Q:            WHAT IS THE GST?

A:   The GST was established to hold Common Stock to ensure the funding obligations that we have to certain of our employees under various employee benefit plans. The Trustee of the GST does not decide how to vote the Common Stock the GST holds. Rather, the trust agreement for the GST, as amended, provides that the GST shares will be voted in the same proportion as the non-GST shares, which are those shares that the Company’s general shareholder population holds.

Q:            HOW DO I VOTE?

A:   We offer four methods for you to vote your shares at the Annual Meeting. While we offer four methods, we encourage you to vote through the Internet as it is the most cost-effective method. We also recommend that you vote as soon as possible, even if you are planning to attend the Annual Meeting, so that the vote count will not be delayed. Both the Internet and the telephone provide convenient, cost-effective alternatives to returning your Proxy Card by mail. If you vote your shares through the Internet, then you may incur costs associated with electronic access, such as usage charges from Internet access providers. If you choose to vote your shares through the Internet or by telephone, there is no need for you to mail back your Proxy Card.

You may (i) vote in person at the Annual Meeting or (ii) authorize the persons named as proxies on the enclosed Proxy Card, Mr. Michaels and Ms. Marrinan, to vote your shares by returning the enclosed Proxy Card by mail, through the Internet or by telephone.

To Vote Over the Internet:

Log on to the Internet and go to the Website www.investorvote.com. Have your Proxy Card available when you access the Website. You will need the control number from your Proxy Card to vote.

To Vote By Telephone:

On a touch-tone telephone, call 1-800-652-VOTE (1-800-652-8683) 24 hours a day, 7 days a week. Have your Proxy Card available when you make the call. You will need the control number from your Proxy Card to vote.

To Vote By Proxy Card:

Complete, sign and return the Proxy Card to the address indicated on the Proxy Card.

If your shares are not registered in your name, then you vote by giving instructions to the firm that holds your shares rather than using any of these four methods. Please check the voting form of the firm that holds your shares to see if it offers Internet or telephone voting procedures.

Q:            WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD?

A:   It means your shares are in more than one account. You should vote the shares on all of your Proxy Cards. You may help us reduce costs by consolidating your accounts so that you receive only one set of proxy materials in the future. To consolidate your accounts, please contact our transfer agent, Computershare Trust Company, N.A. (“Computershare”), toll-free at 1-800-446-2617.

Q:            WHO WILL COUNT THE VOTE?

A:   Computershare, our transfer agent, will use an automated system to tabulate the votes. Its representatives will also serve as the election inspectors.

Q:            WHO CAN ATTEND THE ANNUAL MEETING?

A:   All shareholders of record as of the close of business on February 26, 2007, can attend the meeting. Seating, however, is limited. Attendance at the Annual Meeting will be on a first arrival basis.

To attend the Annual Meeting, please follow these instructions:

•       To enter the Annual Meeting, bring your proof of ownership of Snap-on stock and a form of identification; or

•       If a broker or other nominee holds your shares, bring proof of your ownership of Snap-on stock through such broker or nominee and a form of identification.

Q:            CAN I CHANGE MY VOTE AFTER I RETURN MY PROXY CARD?

A:   Yes. Even after you have submitted your proxy, you can change your vote at any time before the proxy is exercised by appointing a new proxy or by providing written notice to the Corporate Secretary and voting in person at the Annual Meeting. Presence at the Annual Meeting of a shareholder who has appointed a proxy does not in itself revoke a proxy.

Q:            MAY I VOTE AT THE ANNUAL MEETING?

A:   If you complete a Proxy Card, or vote through the Internet or by telephone, then you may still vote in person at the Annual Meeting. To vote at the meeting, please give written notice that you would like to revoke your original proxy to one of the following:

•       the Corporate Secretary, in advance of the Annual Meeting; or

•       the authorized representatives at the Annual Meeting.

Street name holders who wish to vote in person at the meeting will not be permitted to vote in person at the meeting unless they first obtain a proxy issued in their name from the bank, broker or other holder of record.

Q:            WHO IS MAKING THIS SOLICITATION AND HOW MUCH DOES IT COST?

A:   This solicitation is being made on behalf of Snap-on Incorporated by its Board of Directors. Our officers and employees may make solicitations by mail, telephone, facsimile or in person. We have retained Georgeson Shareholder Communications Inc., for $7,000 plus expenses, to assist us in the solicitation of proxies. This assistance will include requesting brokerage houses, depositories, custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of the stock they hold. We will bear the cost of this solicitation and reimburse Georgeson for these expenses.

Q:            WHEN ARE SHAREHOLDER PROPOSALS DUE FOR THE 2008 ANNUAL MEETING?

A:   The Corporate Secretary must receive a shareholder proposal no later than November 14, 2007, for the proposal to be considered for inclusion in our proxy materials for the 2008 Annual Meeting. To otherwise bring a proposal or nomination before the 2008 Annual Meeting, you must comply with our Bylaws. Currently, our Bylaws require written notice to the Corporate Secretary between January 27, 2008, and February 26, 2008. If we receive your notice after February 26, 2008, then your proposal or nomination will be untimely. In addition, your proposal or nomination must comply with the procedural provisions of our Bylaws. If you do not comply with these procedural provisions, your proposal or nomination can be excluded. Should the Board nevertheless choose to present your proposal, the named Proxies will be able to vote on the proposal using their best judgment.

Q:            WHAT IS THE CORPORATE SECRETARY’S ADDRESS?

A:             The address of the Corporate Secretary is:

Corporate Secretary
Snap-on Incorporated
2801 - 80th Street
Kenosha, Wisconsin 53143

Q:            WILL THERE BE OTHER MATTERS TO VOTE ON AT THIS ANNUAL MEETING?

A:   We are not aware of any other matters that you will be asked to vote on at the Annual Meeting. Other matters may be voted on if they are properly brought before the Annual Meeting in accordance with our Bylaws. If other matters are properly brought before the Annual Meeting, then the named Proxies will vote the proxies they hold in their discretion on such matters.

ITEM 1: ELECTION OF DIRECTORS

Nominees for Election

The Board currently has 10 Directors. The Directors are divided into three classes. This year’s Board nominees for election for terms expiring at the 2010 Annual Meeting are John F. Fiedler, W. Dudley Lehman and Edward H. Rensi. The following is information about the nominees and Snap-on’s other Directors as of February 26, 2007. Pursuant to the Company’s Restated Certificate of Incorporation and Bylaws, the Board must be comprised of three approximately equal classes. At the Annual Meeting each year, one class is nominated for election to a three-year term.

Nominees for Election for Terms Expiring at the 2010 Annual Meeting

John F. Fiedler

Director since 2004

Mr. Fiedler, age 68, was the Chairman of the Board of BorgWarner Inc., a supplier of engineered systems and components primarily for automotive powertrain applications, from 1996 until 2003. He was also the Chief Executive Officer of BorgWarner from 1995 until 2003. Mr. Fiedler serves as a Director of AirTran Holdings, Inc., Mohawk Industries, Inc. and YRC Worldwide.

W. Dudley Lehman

Director since 2003

Mr. Lehman, age 55, retired in 2006 as Group President for Kimberly-Clark Corporation, a manufacturer and marketer of a wide range of consumer and business-to-business products from natural fibers, which position he held since 2005. From 2004 to 2005 he served as Group President—Business to Business for Kimberly-Clark and from 1995 to 2004 he served as Group President—Infant and Child Care Sectors for Kimberly-Clark.

Edward H. Rensi
Director since 1992

Mr. Rensi, age 62, has been an owner and Chief Executive Officer of Team Rensi Motorsports, which sponsors two cars in the NASCAR Busch Series, since 1998. From 1997 to 1998, he was a consultant to McDonald’s U.S.A., a food service organization. He was President and Chief Executive Officer of McDonald’s U.S.A. from 1991 to 1997. Mr. Rensi also serves as a Director of Great Wolf Resorts, Inc. and of International Speedway Corporation.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THESE NOMINEES.

Shares represented by proxies will be voted according to instructions on the Proxy Card. Only cards clearly indicating a vote withheld will be considered as a vote withheld from the nominees. If the Board learns prior to the Annual Meeting that a nominee is unable to serve, then the Board may name a replacement, in which case the shares represented by proxies will be voted for the substitute nominee.

Directors Not Standing for Election at this Meeting:

Directors Continuing to Serve Until the 2009 Annual Meeting

Bruce S. Chelberg
Director since 1993

Mr. Chelberg, age 72, retired as Chairman of the Board and Chief Executive Officer of Whitman Corporation, a consumer goods company, in 2000. He had served as its Chairman and Chief

Executive Officer since 1992 and had served on Whitman’s Board since 1988. Mr. Chelberg serves as a Director of First Midwest Bancorp, Inc. and Northfield Laboratories, Inc.

Karen L. Daniel
Director since 2005

Ms. Daniel, age 49, has served as Executive Vice President and the Chief Financial Officer for Black & Veatch Corporation, a leading global engineering, construction and consulting company specializing in infrastructure development in the areas of energy, water and information, since 2000.

Arthur L. Kelly
Director since 1978

Mr. Kelly, age 69, has been the Managing Partner of KEL Enterprises L.P., a holding and investment company, since 1982. Mr. Kelly is a Director of BASF Aktiengesellschaft, Bayerische Motoren Werke (BMW) A.G., Deere & Company and Northern Trust Corporation.

Jack D. Michaels
Director since 1998

Mr. Michaels, age 69, has been our Chairman, President and Chief Executive Officer since November 2004. Prior to joining Snap-on, Mr. Michaels was the Chairman of the Board of HNI Corporation, a manufacturer and marketer of office furniture and hearth products, from 1996 to 2005. In addition, from 1991 to 2004 he served as HNI’s Chief Executive Officer, and from 1991 to 2003, he served as HNI’s President. Mr. Michaels is a Director of IPSCO Inc.

Directors Continuing to Serve Until the 2008 Annual Meeting

Roxanne J. Decyk
Director since 1993

Ms. Decyk, age 54, has been Corporate Affairs Director of Royal Dutch Shell plc, an oil, gas, chemical and refined petroleum products company, since July 2005. From March 2005 to July 2005, Ms. Decyk was Director International of Shell International B.V., from 2002 to 2005 was Senior Vice President-Corporate Affairs and Human Resources of Shell Oil Company, and from 1999 through 2002, was the Vice President of Corporate Strategy of Shell International Limited, based in London, England.

Lars Nyberg
Director since 2002

Mr. Nyberg, age 55, retired as Chairman of the Board of NCR Corporation, a provider of Teradata® warehouses and customer relationship management applications, in 2005. He was NCR’s Chairman from 1995 to 2005 and Chief Executive Officer from 1995 to 2003. Mr. Nyberg serves as a Director of Autoliv, Inc. based in Sweden, and is Chairman of Micronics Laser Systems AB and of IBS AB, both listed on the Stockholm Stock Exchange.

Richard F. Teerlink
Director since 1997

Mr. Teerlink, age 70, retired as Chairman of the Board of Harley-Davidson, Inc., a manufacturer of motorcycles, in 1998. He served as its Chairman from 1996 to 1998, Chief Executive Officer from 1989 to 1997, and President from 1988 to 1997. Mr. Teerlink serves as a Director of Johnson Controls, Inc.

CORPORATE GOVERNANCE PRACTICES AND BOARD INFORMATION

Nomination of Directors

The Corporate Governance and Nominating Committee fulfills the role of a nominating committee. The material terms of the Committee’s role are included in its charter. You may find the Committee’s charter on the Company’s Website at www.snapon.com. This charter requires that all members of the Committee meet the independence requirements of applicable laws and regulations, including, without limitation, the requirements imposed by the listing standards of the New York Stock Exchange.

The Committee uses a variety of means to identify prospective Board members, including the Committee’s contacts and recommendations from other sources. In addition, it may also retain a professional search firm to identify candidates. Pursuant to its charter, the Committee has the sole authority to retain and terminate any search firm to be used to identify director candidates and has the sole authority to approve the search firm’s fees and other retention items.

The Committee will consider director candidates recommended by shareholders provided that the shareholders submitting recommendations follow the procedures set forth below. The Committee does not intend to alter the manner in which it evaluates candidates based on whether the candidate was recommended by a shareholder or not. If a shareholder wishes to suggest an individual for consideration as a nominee for election to the Board at the 2008 Annual Meeting, and possible inclusion in the Proxy Statement, we recommend that you submit your suggestion in writing to the Corporate Secretary before October 1, 2007 for forwarding to the Committee.

To bring a nomination before the 2008 Annual Meeting from the floor during the meeting, you must comply with our Bylaws. Currently, our Bylaws require written notice to the Corporate Secretary between January 27, 2008, and February 26, 2008. If we receive your notice after February 26, 2008, then your proposal or nomination will be untimely. The notice must also meet the requirements of our Bylaws. If you do not comply with these requirements, your nomination can be excluded.

The Committee has a procedure under which all director candidates are evaluated. When evaluating a candidate’s capabilities to serve as a member of the Board, the Committee uses the following criteria: independence, the relationships that the candidate has with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company), conflicts of interest, ability to contribute to the oversight and governance of the Company, the candidate’s skill sets and positions held at other companies, existing time commitments and diversity. Further, the Committee reviews the qualifications of any candidate with those of its current directors to augment and complement the skill sets of its current Board members. The Committee identifies qualified potential candidates without regard to any candidate’s race, color, disability, gender, national origin, religion or creed, to ensure the fair representation of all shareholder interests.

Shareholder Communications with the Board

Shareholders who wish to communicate with the Board of Directors, individually or as a group, should send their communications to the Corporate Secretary at the address listed below. The Corporate Secretary is responsible for forwarding communications to the appropriate Board members and screens these communications for security purposes.

Name of Director
c/o Corporate Secretary
Snap-on Incorporated
2801 80th Street
Kenosha, WI 53143

Annual Meeting Attendance

All Directors may attend the Annual Meeting of Shareholders either in person or by telephone. If a Director attends by phone, he or she is also able to answer questions asked at the Annual Meeting. However, incumbent Directors that are not standing for re-election at the Annual Meeting are not required to attend. Last year, each Director attended the Annual Meeting in person.

Board Information

The primary responsibility of the Board is to oversee the business and affairs of the Company. The Board met seven times in 2006. All Directors attended at least 75% of the total meetings of the Board and committees of which they were members in 2006. The Board conducts executive sessions of non-management directors at every regular Board meeting. At these executive sessions, the Chair of the Corporate Governance and Nominating Committee presides. Interested persons may communicate about appropriate subject matter with the Chair of the Corporate Governance and Nominating Committee as described above under the section titled “Shareholder Communications with the Board.”

The Board has reviewed the independence of its members, considering the independence tests promulgated by the New York Stock Exchange and has adopted categorical standards to assist it in making its determination of director independence. These categorical standards are attached to this Proxy Statement as Appendix A. The Board has affirmatively determined that each of Messrs. Chelberg, Fiedler, Kelly, Lehman, Nyberg, Rensi, Teerlink and Ms. Daniel and Ms. Decyk are independent on the basis that they had no relationships with the Company which would be prohibited under the independence standards of the New York Stock Exchange or in the categorical standards. Mr. Michaels is not considered independent, due to his officer position with the Company. Team Rensi Motorsports (“Team Rensi”) is a sponsor of two cars in the NASCAR Busch Series. One of our Directors, Ed Rensi, is an owner of Team Rensi. In 2006, the Company had an agreement with Team Rensi to provide $50,000 worth of tools valued at list prices. The Board has determined that this relationship did not affect Mr. Rensi’s independence as it was a relationship permitted by the categorical standards and was customary for Snap-on to enter into agreements of this type. In addition, Mr. Kelly is a director of Northern Trust Corporation and Ms. Decyk is an officer of Royal Dutch Shell plc. An affiliate of Northern Trust Corporation performs administrative functions for several Snap-on benefit plans; Snap-on occasionally purchases petroleum products produced by affiliates of Royal Dutch Shell. However, the amounts of those transactions are extremely modest as compared to Snap-on’s, Northern Trust’s and Shell’s total revenues. These relationships are permitted by the categorical standards, and it was determined that they did not affect Mr. Kelly’s and Ms. Decyk’s independence. See “Other Information—Transactions with the Company” for information about Snap-on’s policies and practices regarding transactions with members of the Board.

The Board is organized so that its committees focus on issues that may require more in depth scrutiny. The present committee structure consists of (i) Audit, (ii) Corporate Governance and Nominating, and (iii) Organization and Executive Compensation committees. Committee reports are presented to the full Board for discussion and review.

The Board has adopted Corporate Governance Guidelines. These Guidelines are located on the Company’s Website at www.snapon.com.

Audit Committee

The Audit Committee is composed entirely of non-employee directors who meet the independence and accounting or financial management expertise standards and requirements of the New York Stock Exchange and the Securities and Exchange Commission (the “SEC”). The Audit Committee assists the Board’s oversight of the integrity of the Company’s financial statements, the Company’s independent auditors’ qualifications and independence, the performance of the Company’s independent auditors, the Company’s internal audit function, and the Company’s compliance with legal and regulatory requirements. During fiscal 2006 the Committee met eight times. The Board has adopted a written charter for the Audit Committee, which is located on the Company’s Website at www.snapon.com. The Committee’s duties and responsibilities are discussed in greater detail in the charter. Currently Messrs. Fiedler and Teerlink (Chair) and Ms. Daniel serve on the Audit Committee. The Board has determined that each of the Audit Committee members qualifies as an audit committee financial expert within the meaning of regulations promulgated by the SEC pursuant to the Sarbanes-Oxley Act of 2002.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee is composed entirely of non-employee directors who meet the independence requirements of the New York Stock Exchange. This Committee makes recommendations to the Board regarding Board policies and structure including size and composition of the Board, corporate governance, number and responsibilities of committees, tenure policy, qualifications of potential Board nominees, including nominees recommended by shareholders, and Director compensation. Currently Messrs. Chelberg, Lehman (Chair) and Nyberg serve on the Corporate Governance and Nominating Committee. During fiscal 2006 the Committee met four times. The Board has adopted a written charter for the Corporate Governance and Nominating Committee which is located on the Company’s Website at www.snapon.com. The Committee’s duties and responsibilities are discussed in greater detail in the charter. See the section titled “Nomination of Directors” for more information regarding recommending and nominating Directors.

Organization and Executive Compensation Committee

The Organization and Executive Compensation Committee is composed entirely of non-employee directors who meet the independence requirements of the New York Stock Exchange and the SEC. This Committee oversees our corporate organization, executive succession and executive compensation programs. It recommends to the Board the appropriate level of compensation for our Chief Executive Officer and, after consulting with the Chief Executive Officer, approves the compensation of other officers. This Committee also administers our incentive stock and compensation plans and the employee stock ownership and franchised dealer stock ownership plans. This Committee has also been designated by the Board to consider and conduct succession planning for the chief executive officer position. Currently Ms. Decyk (Chair) and Messrs. Kelly and Rensi serve on the Organization and Executive Compensation Committee. During fiscal 2006 the Committee met five times. The Board has adopted a written charter for the Organization and Executive Compensation Committee, which is located on the Company’s Website at www.snapon.com. The Committee’s duties and responsibilities are discussed in greater detail in the charter. The Committee’s processes and procedures are discussed in “Compensation Discussion and Analysis.”

Availability of Certain Corporate Governance Documents

The Board has adopted Corporate Governance Guidelines, a Code of Business Conduct and Ethics, and a written charter for each of the Audit Committee, Corporate Governance and Nominating Committee and the Organization and Executive Compensation Committee. The Corporate Governance Guidelines, Code of Business Conduct and Ethics (and information about any waivers from the Code which are granted to directors or executive officers) and the charters are available on the Company’s Website at www.snapon.com. All of these documents are also available in print upon written request directed to our Corporate Secretary at 2801 80th Street, Kenosha, WI 53143.

Board Compensation

Employee Directors

Directors who are employees do not receive additional compensation for serving on the Board or its Committees.

Non-employee Directors

In fiscal 2006, our non-employee directors each received an annual retainer of $75,000. Non-employee directors who were also committee chairs received an annual chair fee of $10,000, except for the chair of the Audit Committee who received an annual chair fee of $15,000. Audit Committee members, except for the Audit Committee Chair, received an additional annual fee of $7,500. Directors who are employees do not receive additional compensation for serving on the Board or its committees.

On April 27, 2006, the Board of Directors approved a grant of $75,000 worth of shares of restricted stock to non-employee directors under our 2001 Incentive Stock and Awards Plan, as amended (“Stock and Incentive Plan”). The number of restricted shares granted was based on the average closing price for the Company’s stock for the 30 business days prior to the grant date. Therefore, in fiscal 2006, each non-employee director received 1,957 shares of restricted stock. The restrictions on the shares lapse on termination of service as a director or in the event of a change in control, as defined in the plan. The directors are entitled to receive cash and stock dividends on the restricted stock at the same rate as the dividends paid to our shareholders, and have full voting rights with respect to the shares. Prior to fiscal 2006, each non-employee director received an annual grant of stock options to purchase 3,000 shares of our common stock at an exercise price equal to the fair market value of our common stock on the grant date.

Directors have the option to receive up to 100% of their cash fees, including the annual retainer, in shares of common stock under the Amended and Restated Directors’ 1993 Fee Plan, which we refer to as the “Directors’ Fee Plan”. Under this plan, non-employee directors receive shares of our common stock based on the fair market value of a share of our common stock on the last day of the month in which the fees are paid. Under the Directors’ Fee Plan, directors may choose to defer the receipt of all or part of their shares and fees to a deferral account. The Directors’ Fee Plan credits deferred cash amounts with earnings based on market rates of return. From January 1, 2006 through August 31, 2006, earnings on deferred cash amounts were based on the prime rate which averaged 7.84%. Effective September 1, 2006, the Board changed the interest rate to the money market funds rate which from September 1, 2006 to December 31, 2006 averaged 5.22%. Dividends on deferred shares of common stock are automatically reinvested at the same rate as the dividends paid to our shareholders.

Directors also are entitled to reimbursement for the reasonable out-of-pocket expenses they incur in connection with their travel to and attendance at meetings of the Board or committees thereof. In addition, non-employee directors, who are not eligible to participate in another group health plan, may participate at their own expense in our medical plans on the same basis as our employees. Eligibility to participate in our medical plans ceases upon termination of service as a director.

Prior to July 1, 2006, we maintained life insurance coverage in the amount of $25,000 for all non-employee directors. Effective July 1, 2006, we terminated that coverage.

Set forth below is a summary of the compensation paid to each non-employee director in fiscal 2006:

Table 1: Director Compensation

	Fees Earned or Paid in Cash	Stock Awards	All Other Compensation
Name	($)(1)	($)(2)(3)	($)(4)	Total ($)
Bruce S. Chelberg	$75,000	$60,569	$25	$135,594
Karen L. Daniel	82,500	60,569	25	143,094
Roxanne Decyk	85,000	60,569	25	145,594
John F. Fiedler	82,500	60,569	25	143,094
Arthur L. Kelly	75,000	60,569	25	135,594
W. Dudley Lehman	85,000	60,569	25	145,594
Lars Nyberg	75,000	60,569	25	135,594
Edward Rensi	75,000	60,569	25	135,594
Richard F. Teerlink	90,000	60,569	25	150,594

(1)                Includes annual retainer, committee and chairmanship fees.

(2)                Amounts shown are the amounts expensed in 2006 relating to restricted stock grants. Effective January 1, 2006, we adopted SFAS No. 123(R), which requires us to recognize compensation expense for stock options and other stock-related awards granted to our employees and directors based on the estimated fair value of the equity awards at the time of grant. The compensation expense for such awards is expensed at the time of grant. The requirements of SFAS No. 123(R) became effective beginning in the first quarter of fiscal 2006. There was no option expense in 2006 for directors’ options as no options were granted in 2006. The assumptions used to determine the valuation of the awards are discussed in note 14 to our consolidated financial statements.

(3)                Each non-employee director had the following equity awards outstanding as of the end of fiscal 2006:

	Option Awards	Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Number of Shares of Stock That Have Not Vested (#)
Bruce S. Chelberg	27,000	1,957
Karen L. Daniel	—	1,957
Roxanne Decyk	15,000	1,957
John F. Fiedler	—	1,957
Arthur L. Kelly	27,000	1,957
W. Dudley Lehman	6,000	1,957
Lars Nyberg	12,000	1,957
Edward Rensi	27,000	1,957
Richard F. Teerlink	24,000	1,957

The options are fully vested and expire on the earlier of (i) ten years from the date of grant, or (ii) a stated period after termination of service as a director. The restrictions on the stock awards lapse upon termination of service as a director or in the event of a change in control, as defined in the Incentive Stock and Awards Plan.

(4)                Represents the amount we paid for life insurance premiums for each of the directors in fiscal 2006. This benefit was terminated effective July 1, 2006.

ITEM 2:                              RATIFY THE AUDIT COMMITTEE’S SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT AUDITOR FOR 2007

The Board of Directors proposes that the shareholders ratify the selection by the Audit Committee of Deloitte & Touche LLP (“D&T”) to serve as the Company’s independent auditor for the 2007 fiscal year. Pursuant to the Sarbanes-Oxley Act of 2002 and regulations promulgated by the SEC thereunder, the Audit Committee is directly responsible for the appointment of the independent auditor. Although shareholder ratification of the Audit Committee’s selection of the independent auditor is not required by our Bylaws or otherwise, we are submitting the selection of D&T to our shareholders for ratification to permit shareholders to participate in this important decision. If the shareholders fail to ratify the Audit Committee’s selection of D&T as the Company’s independent auditor for 2007 at the Annual Meeting, the Audit Committee will reconsider the selection, although the Audit Committee will not be required to select a different independent auditor. Representatives of D&T will be at the Annual Meeting to answer your questions and to make a statement if they so desire.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE AUDIT COMMITTEE’S SELECTION OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT AUDITOR FOR 2007.

AUDIT COMMITTEE REPORT

The duties and responsibilities of the Audit Committee are set forth in a written charter adopted by the Board, which is located on the Company’s website at www.snapon.com. The Audit Committee reviews and reassesses this charter annually and recommends any changes to the Board for approval.

During fiscal 2006, the Committee met eight times. In the exercise of its duties and responsibilities, the Committee members reviewed and discussed the audited financial statements for fiscal 2006 with management and the independent auditors. In addition, the Committee members met to discuss the earnings press releases and interim financial information contained in each earnings press release, as well as the quarterly Forms 10-Q, with the Chairman, President and Chief Executive Officer, the Chief Financial Officer, the Controller, and the independent auditors prior to public release.

The Committee also discussed all the matters required to be discussed by Statement of Auditing Standard No. 61 with Snap-on’s independent auditors, Deloitte & Touche LLP. The Committee received a written disclosure and letter from Deloitte & Touche LLP as required by Independence Standards Board Standard No. 1 and has discussed with Deloitte & Touche LLP their independence. Based on their review and discussions and subject to the limitations on the role and responsibilities of the Committee in its charter, the Committee recommended to the Board that the audited financial statements be included in Snap-on’s Annual Report to shareholders on Form 10-K to be filed with the Securities and Exchange Commission.

Richard F. Teerlink, Chair
Karen L. Daniel
John F. Fiedler

DELOITTE & TOUCHE LLP FEE DISCLOSURE

The Audit Committee selects our independent auditors for each fiscal year. During the fiscal year ended December 30, 2006, Deloitte & Touche LLP (“D&T”) was employed principally to perform the annual audit, including audit services related to the Company’s Sarbanes-Oxley Section 404 compliance, and to render tax advice and compliance services. The following table sets forth the amount of fees for professional services rendered by D&T as of and for the fiscal years ended December 30, 2006 (fiscal 2006), and December 31, 2005 (fiscal 2005).

	Fiscal 2006	Fiscal 2005
Audit(1)	$3,937,489	$4,138,742
Audit Related(2)	325,820	156,709
Tax(3)	1,521,872	1,423,322
All Other Fees	—	—
Total Fees	$5,785,181	$5,718,773

(1)                Includes fees related to the issuance of the audit opinions, including Sarbanes-Oxley 404, and timely quarterly reports on Form 10-Q, statutory audits and consents for other SEC filings.

(2)                Includes acquisition related due diligence procedures in fiscal 2006 and audits of employee benefits plans in both years.

(3)                Includes U.S. and international tax advice and compliance services.

The Audit Committee has adopted a policy for pre-approving all audit and non-audit services provided by the independent auditor. These procedures include reviewing a budget for audit and permitted non-audit services. The budget includes a description of, and a budgeted amount for, particular categories of non-audit services that are recurring in nature or anticipated at the time the budget is submitted. Audit Committee pre-approval is required to exceed the budgeted amount for a particular category of services and to engage the independent auditor for any service that was not pre-approved. The Audit Committee considers whether the provision of such services are consistent with the SEC’s rules on auditor independence and whether the independent auditor is best positioned to provide the most effective and efficient service. The Audit Committee considered the non-audit services provided by D&T in fiscal 2005 and 2006 and determined that the provision of those services is compatible with maintaining auditor independence. The Audit Committee has also delegated pre-approval authority to the Committee Chairman, provided that any pre-approval by the Committee Chairman is reported to the Audit Committee at its next regularly scheduled meeting. The Audit Committee periodically receives a report from members of management and the independent auditor on the services rendered and fees paid to the independent auditors to ensure that such services are within the pre-approved amounts.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table shows the number of shares of Common Stock beneficially owned by each non-employee Director and by Messrs. Biland, Ellen, Michaels, Pinchuk and Ward and Ms. Marrinan (the “Named Executive Officers”), as well as the total number of shares held by all current Directors and Executive Officers as a group, as of February 26, 2007, the Record Date. Beneficial owners include the Directors and Executive Officers, their spouses, minor children and family trusts. Unless we have indicated otherwise in the footnotes, the individuals listed below have sole voting and investment power over his or her shares.

Table 2: Security Ownership of Management

Beneficial Owner	Shares Owned(1)		Option Shares(2)
Alan T. Biland	69,073		145,000
Bruce S. Chelberg	25,054		27,000
Karen L. Daniel	3,337		0
Roxanne J. Decyk	21,171		15,000
Martin M. Ellen	70,962		185,600
John F. Fiedler	4,774		0
Arthur L. Kelly	52,471	(3)	27,000
W. Dudley Lehman	4,250		6,000
Susan F. Marrinan	21,763		27,588
Jack D. Michaels	147,502		273,000
Lars Nyberg	8,954		0
Nicholas T. Pinchuk	60,292		177,000
Edward H. Rensi	17,486		24,000
Richard F. Teerlink	23,836		24,000
Thomas J. Ward	33,865		47,900
All current Directors and Executive Officers as a group (17 Persons)	588,935		1,003,048

As a group, the Directors and Executive Officers beneficially own approximately 2.7% of the outstanding Common Stock, including option shares and deferred share units. No individual Director or Executive Officer beneficially owns more than 1% of the outstanding Common Stock.

(1)                Amounts for Directors and Executive Officers include deferred share units payable in shares of Common Stock on a one-for-one basis. Amounts for the Named Executive Officers include the following amounts of restricted shares: Mr. Biland—51,500, Mr. Ellen—53,500, Ms. Marrinan—15,500, Mr. Michaels—134,200, Mr. Pinchuk—52,500, and Mr. Ward—33,200. “Restricted” means that the share units or shares of stock are unvested and subject to forfeiture under terms of compensation awards or agreements if the Company and/or the holder do not meet vesting requirements.

(2)                This column represents shares not included in Shares Owned that may be acquired by the exercise of options as of the Record Date or within 60 days of the Record Date.

(3)                This figure includes shares held by trusts for the benefit of Mr. Kelly and his family.

Security Ownership of Certain Beneficial Owners

The following information relates to each person or entity known to us to be the beneficial owner of more than 5% of our Common Stock. Except as otherwise indicated, each person listed below has sole voting and investment power over their shares.

Lord, Abbett & Co., LLC, 90 Hudson Street, Jersey City, NJ 07302, has reported on Schedule 13G/A, filed on February 14, 2007, the beneficial ownership of 5,233,541 shares of Common Stock as of December 31, 2006, representing approximately 8.9% of the shares outstanding. Lord Abbett reports sole dispositive power as to all of such shares, and sole voting power as to 5,063,241 of those shares.

EARNEST Partners, LLC, 75 Fourteenth Street, Suite 2300, Atlanta, GA 30309, has reported on Schedule 13G/A, filed on February 14, 2007, the beneficial ownership of 4,461,305 shares of Common Stock as of December 31, 2006, representing approximately 7.6% of the shares outstanding. EARNEST reports sole dispositive power as to all of such shares, sole voting power as to 1,398,130 of those shares, and shared voting power as to 1,589,375.

Harris Associates L.P., Two North LaSalle Street, Suite 500, Chicago, IL 60602, has reported on Schedule 13G/A, filed on February 14, 2007, the beneficial ownership of 3,999,950 shares of Common Stock as of December 31, 2006, representing approximately 6.8% of the shares outstanding. Harris reports shared voting power as to all of such shares, with sole dispositive power as to 2,239,950 of those shares and shared dispositive power as to 1,700,000.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee

The Organization and Executive Compensation Committee of the Board of Directors (which we refer to as the “Compensation Committee” or the “Committee”) is composed solely of independent directors, as determined by New York Stock Exchange listing standards. The Committee oversees Snap-on’s executive compensation programs. The Committee’s responsibilities are set forth in its charter, which you can find on the Company’s Website at www.snapon.com. Three primary responsibilities are to,

•       Review corporate goals and objectives relevant to compensation for the Chief Executive Officer and to evaluate the performance of the Chief Executive Officer in light of these goals and objectives;

•       In consultation with the independent directors who are not members of the Committee, establish the compensation for the Chief Executive Officer; and

•       Establish the compensation of all other executive officers, after consulting with the Chief Executive Officer. (Please refer to Item 10 of our Annual Report on Form 10-K for a listing of the eight executive officers.)

This discussion and analysis is designed to assist your understanding of Snap-on’s compensation objectives and philosophy, the Compensation Committee’s practices and the elements of total executive compensation.

Objectives and Philosophy

Snap-on’s executive compensation program is designed to attract and retain high quality executive officers that are critical to the long-term success of the Company, and to place an amount of each executive officer’s pay at risk so that he or she is rewarded for achieving Snap-on’s short-term business and long-term strategic goals. We determine target total direct compensation levels for Snap-on’s executive officers based on several factors, including:

•       Each executive officer’s role and responsibilities;

•       The total compensation of executives who perform similar duties at other companies;

•       The total compensation for the executive officer during the prior fiscal year;

•       How the executive officer contributes to Snap-on’s future success; and

•       Other circumstances as appropriate.

Our goal is to design a compensation program that rewards executive officers for performance in relationship to the achievement of corporate and personal performance goals. As such, the majority of our executive officers’ total compensation opportunity is placed at risk by tying it to annual and long-term incentive plans rather than base salary. In order to further emphasize this pay for performance philosophy, we generally derive base salaries from the median for comparable positions reflected in Market Data, while our total direct compensation levels (base salary plus annual and long-term incentives) are designed to generally fall within the 60th and 65th percentiles, if target levels of the performance measures are achieved. Actual compensation of our executive officers was below the median of Market Data for 2005 and several preceding years because the target levels of performance in the long-term incentive plans were not achieved. Each element of total direct compensation and “Market Data” is discussed further below.

In addition to base and incentive salary, the Committee also oversees benefits and other amounts payable to executive officers. This includes retirement benefits and potential benefits that may be payable in a situation involving a change in control of the Company.

Retirement benefits are intended both to recognize, over the long term, services rendered to the Company and to keep our overall pay packages for executive officers comparable to that of the Market so that we can attract and retain high quality executive officers. The Company also maintains a 401(k) plan that permits participants, including the named executive officers, to make additional retirement contributions. Depending on the participant’s pension formula, the Company matches a specified portion of participant contributions.

The retirement arrangements adopted by the Company are designed so that any limitations on covered compensation and potential benefits that would apply under the Internal Revenue Code should not limit the actual retirement benefits that are earned and received by the Company’s executive officers. In addition, the Company sponsors a Deferred Compensation Plan for which approximately 50 active and retired executives are eligible to participate, including the executive officers. Depending on the pension formula applicable to the participant and their participation in the 401(k) plan, the Company makes matching contributions to restore 401(k) matching contributions that are otherwise limited by IRS regulations. The Committee believes it is appropriate to maintain these additional contributory plans, with the matching feature, to maintain pay packages comparable to that in the Market and to provide an additional incentive for the participants to further provide for their retirement.

Consistent with the market practice, the Company provides various other health and welfare benefits to its executive officers and other employees. These benefits, such as health and disability insurance, are provided to most U.S. salaried employees on substantially the same basis. The Company does not provide other perquisites to executive officers.

The Company, like many companies, has compensation agreements with key executive officers that typically provide the executives with severance and other benefits in the event of certain terminations of employment within a specified period following a change of ownership. The Committee regularly reviews these agreements and believes these types of agreements remain important to the Company. Due to the specific terms of an agreement entered into when he joined the Company to become its Chairman, President and Chief Executive Officer, Mr. Michaels does not have such a change in control agreement.

Compensation Committee Practices

The Compensation Committee has the sole authority to retain and terminate a consulting firm to assist in the evaluation of compensation of the Chief Executive Officer and other executive officers, and has the sole authority to approve the consultant’s fees and other retention terms. In 2005, and during several preceding years, the Committee retained Mercer Human Resources Consulting (“Mercer”) as its executive compensation consultant. In 2006, the Committee retained The Delves Group (“Delves”) as its executive compensation consultant. As part of the process to retain Mercer and Delves, the Committee considered Mercer’s and Delves’ representations with respect to their practices and approach to maintaining independence. The Company has in the past used, and continues to use, Mercer for actuarial and related services in connection with Snap-on’s retirement plans. The Company also used Mercer, and may also use Delves, for other purposes, subject to the Compensation Committee’s pre-approval of such use.

In 2005, Mercer assisted the Committee in conducting an assessment of general market compensation practices and the compensation levels of Snap-on’s executive officers. We refer to the results of this assessment as the “Market” or “Market Data.” The Market Data was used to help monitor total direct compensation levels, and to establish 2006 compensation levels, for Snap-on’s executive officers. In particular, with the assistance of Mercer, the Committee determined that base salaries and incentive compensation targets were in line with the Market for executive officers; however, actual compensation in 2005 and several preceding years had been below Market, consistent with the level of actual achievement as compared to targeted incentive levels.

The Committee annually reviews and approves the base salaries of each executive officer in light of Market Data, an annual performance review and any related merit adjustment recommended by Mr. Michaels, our Chief Executive Officer. Any salary adjustments are generally effective on the first day of the month following approval by the Committee.

Generally, the Committee begins its consideration of the next year’s total compensation at its fall meeting. During these meetings, matters such as changes in Market Data, plan philosophy and design, expected performance and historical performance are discussed. Final determinations of plan designs, annual incentive targets and long-term incentive compensation awards are made at the Committee’s February meeting, which is held in connection with a regularly scheduled Board meeting shortly after the public release of the prior year’s financial results. At that meeting, the Committee also is able to review prior year performance and the status of prior awards of long-term incentive compensation. The Committee has found that considering those matters at a February meeting allows the Committee to not only factor in the prior year’s financial results and the current year’s operating plan but also allows it to assess prior years’ compensation. Occasionally, grants of long-term incentive compensation are made at other meetings in special cases such as promotions or new hires.

Stock options and other long-term incentives are granted effective as of the Board meeting date and have an exercise price equal to the closing price of Snap-on common stock as reported on the New York Stock Exchange on that date (the “grant date”).

Upon the request of the Committee, various Company personnel compile and organize information, arrange meetings and act as Company support for the Committee’s work. Our Chief Executive Officer is also involved in making compensation recommendations for other executive officers, which are considered by the Committee.

Total Direct Compensation—Cash and Incentive

Three elements comprised the total direct cash and incentive compensation for Snap-on’s executive officers in 2006:

•       Base salary;

•       Annual incentives; and

•       Long-term incentive compensation.

Base Salary

We provide base salaries, a common market practice, in order to attract and retain high quality individuals. We generally derive base salary ranges from the median of base salaries in the Market Data. However, there are variances from the median and within the ranges due to factors such as performance, individual experience and prior salary. We review executive officers’ salaries that are substantially above or below the median and also consider a number of other factors such as job responsibilities and changes in job responsibilities, achievement of specified Company goals, retention, demonstrated leadership, performance potential and Company performance when determining base salary. While the factors that are considered in setting base salaries are not weighed or ranked in any particular way, we expect that individuals would gradually move higher in salary ranges as their performance improves and as they gain experience with the Company and in their position. In 2006, we generally considered salary increases of 4% to 8% for executive officers whose performance was rated highly effective and 2% to 4% for those rated effective. In addition to performance ratings, we also considered salary versus Market Data and awarded increases outside of the guidelines for two of the ten executive officers at that time. Actual salary increases ranged from 2% to 10% for the executive officers. After giving effect to these salary increases, 2006 salaries for executive officers, other than Mr. Michaels, ranged from 13% below to 21% above Market median, with the highest variance above the median recognizing the significant role and superior performance of the particular officer. We discuss the specific method used to determine the base salary for Mr. Michaels, and other specific information about his compensation, in the section entitled “2006 Direct Compensation for Mr. Michaels.”

Annual Incentives

We provide annual cash incentives for Snap-on’s executive officers and approximately 950 other salaried employees under the 2001 Incentive Stock and Awards Plan, as amended with shareholder approval in 2006 (the “Stock and Incentive Plan”). The annual incentive compensation is intended to place a significant part of each executive officer’s total annual compensation at risk. We intend that payments at the “target” level, combined with base salaries, would provide annual cash compensation for executive officers at about the 60th - 65th percentile of the Market Data for the combination of base salary and annual incentives.

For 2006, amounts paid to participants, including the Chief Executive Officer and other executive officers, were partially based on the quantifiable financial performance measures of operating income, working investment as a percentage of net sales, and the reduction of operating expenses. These measures were used because they reflect the Company’s financial priorities and are regularly used to assess financial performance. In addition, a portion of the annual incentive is based on the attainment of personal strategic business goals. Inclusion of these strategic business goals provides the Company and the individual with the flexibility to focus on other specific objectives that are critical to the individual’s role. Our objective is to set goals under the Plan that are quantitative and measurable, but some strategic business goals are by necessity somewhat subjective in nature.

The general plan design was a 70% weighting for quantifiable financial measures and 30% for strategic business goals. These proportions reflect the Committee’s belief that annual incentives should be closely aligned with financial performance. Those participants whose primary job responsibilities relate to a particular business unit, or group of units, are measured against the financial performance of both the total Company and those business units. All individual incentive plans include a minimum weighting of 20% on total Company financial measures. In some circumstances, such as a mid-year change in responsibility, the Committee uses discretion in determining which business unit’s financial measures apply to the participant for the related year. The Committee believes that this weighting encourages cooperation between operating units and also closely aligns participants’ actual compensation with the financial performance that they can most directly impact. This general plan design has been in place for the past several years and, in the Committee’s judgment, has achieved the objective of incenting and rewarding performance. In the past several years, actual payments related to the various business unit plans have varied from zero to 200% of target, reflecting each business units’ financial performance versus the financial performance measures. For the Chief Executive Officer, the 2006 design was 50% for the quantifiable financial measures and 50% for strategic business goals. This reflects the relative importance the Committee and the Board attached to various strategic initiatives that Mr. Michaels was expected to address on behalf of the Company.

For each financial performance measure, we set three different performance levels (in order of rank)—“threshold,” “target” and “outstanding” performance. After the end of the year, we compare actual performance against these levels for each of the performance measures in order to determine payments to the participants. Payments are adjusted proportionately for actual performance that falls between the “threshold,” “target” and “outstanding” levels. In 2006, the Chief Executive Officer could have earned an incentive payment equal to 100% of base salary under the annual incentive plan if “target” performance was achieved for each performance measure during the fiscal year. The similar “target” annual incentive for other executive officers ranges from 35% to 90% of their base salaries. These target percentage payouts for each participant may vary from year to year. Participants could have earned up to twice their target percentage for performance at the “outstanding” level. The “threshold” level of performance is the minimum level of performance for which any percentage of target bonus can be earned.

In setting total Company operating income targets for annual incentives, the Committee reviewed the operating budgets developed by management and approved by the Board of Directors. The Committee used the budgeted numbers as the “target” due to the rigor and tactical planning involved in their development, the importance of achieving these goals as part of the Company’s longer term strategic plan and the acceptance of management’s commitments by the Board. The Committee and the Board believed that the chances of either exceeding the budget or not achieving it were approximately equal, and that significantly exceeding this budget would represent a stretch for management when considering internal and external challenges expected to affect the Company in 2006. These challenges included the global economic environment as well as significant internal organizational and strategic business changes that were being implemented in 2006 at the Company. The “threshold” operating income metric was set 15% below the “target” amount. This amount was considered minimally acceptable given the factors discussed above. The “outstanding” operating income metric was set 20% higher than the “target” amount. This level was considered to be a significant stretch above budget, required improvement over 2005 and would represent strong performance given the challenges faced by management.

In considering the budgeted operating income, the Committee recognized the need for the Company to further lower its operating expense cost structure in order to make financial progress during a period of significant business transition. Therefore, to incent management focus on reducing these expenses and to increase the performance required for annual incentive payments, the Committee added an additional target relating to specified reductions in operating expenses. Any payments earned based upon the operating income and working investment results, were subject to a 20% reduction if operating expenses were not reduced to a pre-established level as stated as a percentage of sales. The level was set in order to drive a $21 million reduction in operating expenses versus budgeted amounts and would result in an operating expense to sales ratio that was less than 2005. This operating expense reduction target was considered to be an aggressive, but potentially achievable, goal.

In setting the working investment metrics, the Committee also considered the budgets that were developed by management, the challenges faced by the Company as it strives to improve customer service levels while at the same time reduce working investment, the significant strategic changes being implemented that could adversely affect inventory levels and also the significant progress that has been made over the past several years in reducing working investment. After considering these factors, the “threshold” metric was set at the same level as 2005 actual performance. This level was viewed as acceptable in light of the aforementioned considerations. The “target” level of achievement required reducing working investment, stated as a percentage of sales, by 1.2 percentage points. This was set based upon management’s recommendation as derived through the budgeting process and was considered a stretch with the chances of exceeding or not achieving this level being approximately equal given the plans in place. The “outstanding” level was set at a level that would require an additional 1.2 percentage point decrease beyond the “target” amount and was considered to be quite difficult.

While the preceding paragraphs describe the processes and philosophies used by the Committee and Board for setting overall Company targets for financial performance measures, substantially the same processes and philosophies are used by management in setting targets for the business unit financial measures.

After comparing 2006 actual financial results against the pre-established financial performance measures, the Committee approved a payment at the outstanding level for both the operating income and working investment percentage goals. In approving this level of payout for the operating income financial measure, the Committee determined that it would be appropriate to include in the calculation of operating income $6.2 million of the $38.0 million charge incurred in 2006 related to settling franchisee litigation matters. In the Committee’s judgment, since these matters relate to prior periods, including the entire $38.0 million charge would not have appropriately reflected the significant financial improvements driven by management in 2006. In addition, the Committee did not include in the calculation of operating income the $4.8 million operating income contribution from an acquisition that was completed in the fourth quarter of 2006. Given the timing of the acquisition, it was not included in the operating budgets used to set financial targets and therefore the Committee did not believe that it was appropriate to include these contributions in the actual results. The Committee also used its discretion in approving the 2006 incentive payment for one named executive officer who served in a dual capacity, serving two distinct business organizations, for the majority of the year. The Committee determined it was appropriate to calculate that individual’s annual incentive award using the higher of the two business unit’s incentive compensation results. The Committee also approved a $1.3 million discretionary pool to be used for payments to employees who performed exceptionally in fiscal 2006; none of these amounts were paid to executive officers.

The Company achieved the targeted operating cost reductions and no reduction was made in respect of that measure. Therefore, to the extent that annual incentive compensation was based on total Company financial measures, payments were made at 200% of target. Including payments for personal and business unit goals, annual incentives paid to executive officers other than the Chief Executive Officer totaled 63% to 162% of their base salary.

Long-Term Incentive Compensation

We also provide long-term incentive compensation to Snap-on’s executive officers and other key employees through the Stock and Incentive Plan. We believe stock-based awards help make the financial interests of management consistent with the shareholders’ interests since the ultimate value of stock-based awards is tied to the value of Snapon’s stock.

The Stock and Incentive Plan allows us to grant stock options, performance shares, performance units and restricted shares. It also allows for grants of cash settled stock appreciation rights (SARs) in lieu of options for international employees. These types of awards reward financial and personal performance over a longer period of time than base salary and annual incentives. In 2006, our long-

term incentive compensation for executive officers was composed of approximately one-third stock options and two-thirds performance-based units.

In granting awards, we take into account the following subjective and objective factors:

•       each executive officer’s level of responsibility;

•       each executive officer’s contributions to Snap-on’s financial results;

•       retention considerations; and

•       the practices of companies in the Market.

The Committee believes that using Company stock for a significant portion of these awards provides executive officers with an additional potential equity stake in the Company and helps further align the interests of the executive officers and the shareholders. Although the Committee periodically reviews the value of Snap-on stock owned by its executive officers, the Company does not have a specific policy regarding ownership of Company stock by them. Executive officers are encouraged to maintain significant equity stakes in the Company. Similarly, the Company does not have any specific policy relating to the pledging of or hedging in Company securities.

Grants of long-term incentives are generally made at the Committee’s February meeting that is held in connection with a regularly scheduled Board meeting and after the public release of the prior year’s financial results. Options have an exercise price equal to the closing price of Snap-on common stock as reported on the New York Stock Exchange on the grant date and generally vest in two or three equal annual increments beginning on the first anniversary following the award. Occasionally, grants of long-term incentives are made at other meetings in special cases such as promotions or new hires.

Prior to making a grant, we consider potential dilution, the Company’s share price and the volatility of the share price. In 2006, in order to develop the grant range guidelines for various personnel responsibility grades (including both executive officers and other participants), we looked at both Market conditions and practice as well as the estimated value of each grant. We determined the grant date present value using the Black-Scholes pricing model (a formula widely used to value exchange-traded options) for comparison to the Market. In determining eligibility and grant awards, management and the Committee consider Market practice, personnel responsibility grades, and the individual’s contributions to the Company.

Stock Options and SARs

In 2006, we granted stock options and SARs, both with two year vesting, to approximately 235 employees. Appropriate managers made recommendations for the number of options or SARs to be granted to their reports based on the grant range guidelines. The Committee considered the total recommended grant size for all participants and reviewed the specific recommendations made by the Chief Executive Officer for grants to the executive officers. After considering the recommendations as compared to outstanding shares and expected dilution, the Committee then made the final grant decisions related to the executive officers and also approved the total grant size for all other participants.

In 2006 we granted stock options with two year vesting at an aggregate level that we estimated would result in 1.0% dilution. We granted to the executive officers, excluding the Chief Executive Officer, options to purchase 186,320 shares consisting of grants ranging from zero to 42,000 to the individual executive officers. In the aggregate, the number of options granted to executive officers was between the target and the maximum of the guidelines. Individual awards ranged from zero (which was below the guideline range) for one executive officer to above the guideline for two executive officers due to outstanding contributions. An additional award was made to one named executive officer at the regularly scheduled April Committee meeting in connection with his promotion. Executive officers did not receive SARs.

For grants made in 2007, we extended the vesting period of stock options from two years to three years in order to provide a longer time frame for earning the awards and to be more consistent with Market practice. However, in Mr. Michaels’ case, we decided that his options should vest in one year, or earlier if he retires before then, to recognize that our consideration of executive succession, for Mr. Michaels in particular, is currently in progress.

Long-Term Performance-Based Units

In 2006 the Committee also made grants to 39 key employees, including the executive officers, of shares that vest depending upon achievement of financial performance criteria over three years. The Committee believes that the use of these criteria serves to focus executive officers and key employees on Company financial performance that the Committee believes drives shareholder value over the long term, rather than solely focusing on market values of shares, as is the case with stock options.

Similar to the process discussed above related to the granting of options and SARs, the Committee made the final long-term performance plan grant decision for executive officers and approved the total recommended grant size for other participants. In 2006 we granted 110,500 long-term performance-based units (consisting of restricted shares and the possibility of cash payments for performance above “target” performance levels) to our executive officers, excluding the Chief Executive Officer. Individual grants ranged from zero to 24,000 shares to the executive officers. In the aggregate, the number of grants was slightly above the guideline range as a result of three executive officers who received grants higher than the guideline in order to recognize outstanding contributions to the Company and to incent similar performance in the future. Grants to other executive officers ranged from zero (which was below the minimum guideline) to between the target and maximum.

Vesting of the performance units will depend upon cumulative performance relative to the goals set for fiscal years 2006, 2007 and 2008 that are based upon revenue growth and return on net assets employed before interest and taxes (“RONAEBIT”). We use these measures because they are consistent with the Company’s goals to both grow and to increase returns to shareholders. We regularly use RONAEBIT as a measure of return to evaluate performance. We also used these measurements in the 2005 long-term performance plan. The individual can earn shares and cash at varying levels using a matrix that defines percentages earned depending upon actual performance compared to “threshold,” “target” and “outstanding” metrics. The following table provides examples of award vesting under that matrix based upon Company performance at the stated levels.

Performance Level	Amount of Restricted Shares	Plus	Amount of Cash
Threshold (see below for discussion)	25% of the Award		—
Target (for both criteria)	100% of the Award		—
Outstanding (for both criteria)	100% of the Award		The percentage over Target (but no greater than 50%) multiplied by the number of Performance Shares earned multiplied by $39.35 (the closing price of our stock on the grant date)

We intend that payments at the “target” level combined with the value of stock options would provide total long-term compensation within the 60th and 65th percentiles of the Market Data for long-term compensation.

In setting the levels of performance required to earn various percentages of long-term performance units, the Committee considered those same business and economic factors that were considered when setting annual incentive performance measures. These include current levels of RONAEBIT and sales, the current year’s budget, industry and GDP growth rates, and past performance. In addition, the Committee considered longer range strategic plans that affect the Board and Committee’s expectations for improved performance over the three-year performance period.

In order to achieve “target” levels of performance on the matrix, both revenue and RONAEBIT would need to improve from recent performance. “Target” level revenue growth was set at 3% annually, which was considered reasonably challenging given the prevailing economic, industry and Company challenges. The required RONAEBIT improvement was set at a level considered to be a stretch challenge, but potentially achievable given the tactical and strategic plans that have been developed. It would require continuing and exceeding the improvements made in 2005, while improving to levels that have not been achieved in the past five years. The “outstanding” level of revenue growth was set at 5%. This was considered a significant stretch over target and difficult to achieve. The “outstanding” RONAEBIT metric was also set at a level that was considered difficult to achieve because, assuming a consistent net asset base of $1 billion, it would require an additional $90 million in operating income above “target” over the three-year performance period. A threshold level of payment may be achieved in one of two ways and reflects the Committee’s intention to weight RONAEBIT growth more heavily than revenue growth. If revenues remain at 2005 levels, RONAEBIT would need to grow to the “target” level. Alternatively, if RONAEBIT remained at 2005 levels, revenues would need to achieve the “outstanding” level of 5% annual growth. Achieving at least a 25% “threshold” payment was considered minimally acceptable because it would require stretch improvement in one of the measures while maintaining current levels on the other measure. The Committee considers any acquisitions and divestitures or other significant changes in business practices that occur during the performance period and has made what it considers appropriate adjustments to performance measures to reflect the financial effects of these events on those measures.

In February 2006 the Committee determined that, based upon 2003 to 2005 Company financial results, no performance shares granted in 2003 would vest. As a result of 2004 and 2005 results, awards granted in 2004 vested at 25% of the target level based upon performance at the threshold level. Awards granted in 2005 are based upon three-year performance results, ending with 2007.

Other Benefits

Our executive officers receive other benefits also available to other salaried employees. For example, we provide executive officers and other U.S. salaried employees with health insurance, vacation pay and sick pay. The Company does not provide its executive officers with automobiles or with club memberships or reimbursement of “social expenses” except to the extent that they are specifically, directly and exclusively used to conduct Company business. There are no other perquisites or similar benefits for executive officers that are not consistent with those of other salaried employees.

2006 Direct Compensation for Mr. Michaels

When he joined Snap-on as Chief Executive Officer in late 2004 the Board set Mr. Michaels’ base salary at $800,000, at about the median of Market base salaries for chief executive officers. In doing so, the Board considered the factors discussed under “Base Salary” in addition to the other matters discussed above. His salary was unchanged in 2005.

Effective March 1, 2006, the Board set Mr. Michaels’ base salary at $840,000, an increase of 5%. In setting that salary, the Board reviewed information that suggested that, in 2006, Market annual salaries for executives were expected to increase by 3.5% to 3.7%. The Board determined a higher percentage increase to recognize its evaluation of Mr. Michaels’ performance as very effective. While this overall evaluation was subjective in nature, it did consider progress made on the specific goals for 2005 that were set for Mr. Michaels, as well as the performance of the Company since Mr. Michaels was named the Company’s Chief Executive Officer.

In addition, for fiscal 2006, Mr. Michaels’ potential annual incentive payment was set at 100% of base salary for “target” performance. Mr. Michaels’ annual incentive plan design was 50% for quantifiable financial performance measures and 50% for strategic business goals. The Company-wide quantifiable financial performance measures are the same as those used for other plan participants. We determined that this allocation, which was the same as for 2005, was appropriate because we believe that the strategic business goals, which are designed to promote sustainable change, deserved the same amount of focus as the financial measures.

For 2006, Mr. Michaels earned about 165% of his base salary, or $1,375,000, under annual incentive plans applicable to him based upon realizing targeted operating cost reduction, performance at the “outstanding” level for corporate operating income and working investment, and personal performance above his targeted levels for strategic business goals.

In addition to reviewing the separate components of Mr. Michaels’ compensation, the Committee also reviewed his total direct compensation in comparison to the Market. Using the same criteria as used with other executive officers, the Committee granted 110,000 stock options and 60,000 long-term performance-based units to Mr. Michaels in 2006. In the section above entitled “Long-Term Incentive Compensation,” there is a discussion of the reasons for using these long-term incentives as a component of total compensation, the terms of the grants, and the metrics used for the long-term performance-based units. The granted amounts were between the target and maximum guideline ranges using the criteria discussed above. The precise award was based on the Committee’s assessment of Mr. Michaels’ performance during the prior year.

Mr. Michaels also participates in the Company benefit plans available to other U.S. salaried employees, including the retirement benefit plans that are available to other executive officers (see Retirement Benefits section below). Mr. Michaels’ participation is on the same basis as other executive officers of the Company.

Retirement and Deferred Benefits

The Company maintains two types of retirement plans covering its executive officers, a defined benefit pension program and a defined contribution program where eligible employees and executives may receive matching contributions. Benefits are provided through both “qualified” and “non-qualified” plans (the non-qualified plans are designed to “restore” the benefit levels that may be limited by IRS regulations). The Company also maintains a deferred compensation plan which functions as a defined contribution plan.

	Defined Benefit Program		Defined Contribution Program
	Snap-on Incorporated Retirement Plan (the “Pension Plan”)	Snap-on Incorporated Supplemental Retirement Plan for Officers (“Supplemental Plan”)	Snap-on Incorporated 401(k) Savings Plan (“401(k) Plan”)	Snap-on Incorporated Deferred Compensation Plan (“Deferred Compensation Plan”)
Plan Type:	Defined Benefit Pension	Defined Benefit Pension	401(k) Defined Contribution	Deferred Compensation
IRS Tax-Qualified:	Yes	No	Yes	No
Employee
Contributions:	No	No	Yes	Yes
Company
Contributions:	Yes	Yes	Matching	Restoration Match
When paid:	At retirement	At retirement	At retirement	As elected by the participant for employee deferrals; at retirement for matching contributions

The defined benefit program includes the Snap-on Incorporated Retirement Plan (the “Pension Plan”) and the Snap-on Incorporated Supplemental Retirement Plan for Officers (the “Supplemental Plan”). The Pension Plan is a defined benefit retirement plan that covers substantially all U.S. salaried employees, with minimum service requirements. (The Company maintains separate retirement arrangements for hourly employees.) The Pension Plan is a “qualified” retirement plan under the Internal Revenue Code and is therefore subject to the Code’s limits on covered compensation and benefits payable. The named executive officers also participate in the Supplemental Plan, which is a non-qualified excess benefit and supplemental retirement plan under ERISA. The Supplemental Plan provides the benefits that would be payable to participants under the Pension Plan except for the limitations provided for qualified plans under the Code.

The Pension Plan has been established for over 60 years as a general benefit for salaried employees. We have made periodic changes to incorporate various regulatory changes and changing trends in the employment market. The most recent change occurred in 2001 when an account-balance formula was incorporated for new employees; a 401(k) matching contribution was also adopted in 2001 to complement the account-balance feature. The then-existing participants were given a choice of converting their benefit to the account-based formula (with an opportunity for a 401(k) match) or continuing with the old final average pay times years of service formula. Precise benefits also depend upon the payment alternative chosen by the participant.

The Supplemental Plan, commonly referred to as a supplemental executive retirement plan or “SERP,” was established in 1983 and covers approximately 50 active and retired executives, including the named executive officers. Under the Supplemental Plan, each participant will receive the difference, if any, between the full amount of retirement income due under the Supplemental Plan formula that applies to the participant and the amount of retirement income payable to the participant under the Pension Plan formula when applicable Internal Revenue Code limitations are applied. The Supplemental Pension Plan was also changed in 2001 to incorporate the account-balance formula. Active executives participating in the Supplemental Pension at that time were given a choice to have their Supplemental Plan retain the final average pay times years of service formula or to switch to the new account-balance formula, regardless of the choice they made in the Pension Plan.

The defined contribution program includes the Snap-on Incorporated 401(k) Savings Plan (the “401(k) Plan”), and the Snap-on Incorporated Deferred Compensation Plan (the “Deferred Compensation Plan”). Depending upon the pension plan formula applicable to the participant (account-based or final average pay times years of service), the Company matches a portion of employee contributions to the 401(k) Plan. The Deferred Compensation Plan is primarily intended to allow eligible participants to defer base and incentive compensation; however, the Company may also make matching contributions to restore 401(k) matching contributions limited by IRS regulations. Some participants may use this plan for retirement savings or to defer base or incentive compensation.

Focusing on retention of the individual and reflecting our belief that these benefits should be earned over time, employees step-vest in the Company’s 401(k) match over a period of four years and an employee must have five years of continuous employment before becoming vested in benefits under the Defined Benefit Program.

The Committee believes it is appropriate to maintain all four of these plans, taken together, to provide adequate retirement benefits that are comparable to the competitive market and are an additional incentive for the participants to provide for their retirement.

Change in Control and Other Employment-Related Agreements

The Company maintains change in control agreements with all of its executive officers except for Mr. Michaels. Mr. Michaels does not have a change in control agreement, but has an agreement providing for compensation (absent termination for cause) for a three-year period ending December 3, 2007. This agreement reflects the Board of Director’s desire to retain Mr. Michaels’ services for a minimum of three years and does not reflect an anticipated date of his departure from his current position and responsibilities.

In late 2004, the Board of Directors elected Mr. Michaels to serve as the Company’s Chairman, President and Chief Executive Officer. In deciding to enter into an agreement providing for payments for a three-year period of time, and setting Mr. Michaels’ compensation, we considered the desire to retain his services for at least a minimum period of time, his responsibilities as Chairman, President and Chief Executive Officer, his past experience with the Company as a Director and also as Chairman, President and CEO of HNI Corporation and the Market Data. That agreement expires in December 2007, however, employment may be continued beyond the term of the agreement.

The Company has also entered into a severance agreement with Mr. Pinchuk that provides for severance payments of up to two years compensation in the event of a “qualifying termination,” as more fully described below under “Potential Change in Control and Other Post-employment Payments.” That agreement was entered into when Mr. Pinchuk joined the Company and was intended to recognize and address the economic consequences to him of his departure from his prior employer.

The Company has entered into a severance arrangement with Ms. Marrinan that provides for severance payments of up to one year of base salary in the event of a termination for any reason. Also as part of her initial employment terms, the Company agreed to provide Ms. Marrinan a monthly cash payment, in addition to her retirement payments, provided she retires from the Company on or after age 62. Those arrangements were entered into when Ms. Marrinan joined the Company in 1990 to recognize and address consequences to her of her departure from her prior employer. See “Potential Change in Control and Other Post-employment Payments’’ for further information.

The Company does not have similar employment agreements with its other executive officers but has entered into change in control agreements with all executive officers other than Mr. Michaels, as well as three other executives. In the event of a transaction involving a change in control of the Company, senior executives would typically face a great deal of pressure, including uncertainty concerning their own future. Such arrangements help assure their full attention and cooperation in the negotiation process. Under those change in control agreements, in the event that there is a change in control of the Company and employment of the named executive officer ends due to specified events, the executive officer is entitled to compensation for a period of years, in most cases three, and fewer in some, including benefit amounts that would have been accrued pursuant to retirement plans, as if the employee had not been terminated. The circumstances under which benefits are payable pursuant to the agreements generally are the officer’s determination to leave between 12 and 18 months after a change in control, the termination of the employee without cause by the Company or by the employee for other defined reasons within two years after a change in control, or the termination of the officer’s employment by the Company without cause in anticipation of a change in control. In addition, our agreements provide for an excise tax “gross-up” of benefits under these change in control agreements. See “Tax Aspects of Executive Compensation” below.

The Committee from time to time reviews the change in control agreements and as a result made amendments to those agreements in 2002. In that review, the Committee also consulted the Company’s compensation advisors and counsel with a view to balancing the intended effect of the change in control agreements on the executive with the potential effect of payments on an acquiror in a potential transaction, in the context of a potential range of transaction values. This review indicated that total benefits payable under these agreements, as amended, would be within a range of reasonableness for possible transactions and in light of the competitive market forces. In 2006, the Committee also considered an analysis that estimated that total payments to all executives covered under these change in control agreements would likely approximate $51 million, or less than 2% of the value of the Company as measured by the then current equity market capitalization plus net debt. The Committee, along with its compensation advisors, concluded that this estimated payment would be reasonable.

See “Potential Payments Upon Termination or Change in Control” below for further information about these agreements.

Tax Aspects of Executive Compensation

Section 162(m) of the Internal Revenue Code generally limits the corporate tax deduction for compensation paid to an executive officer that is not “performance based” to $1 million annually. While it is our intention to structure most compensation so that Section 162(m) does not adversely affect Snap-on’s tax deduction, there may be instances in which we determine that we cannot structure compensation accordingly. In those instances, the Compensation Committee may elect to structure elements of compensation (such as certain qualitative factors in annual incentives) to accomplish business objectives that it believes are in the best interests of the Company and its shareholders, even though doing so may reduce the amount of Snap-on’s tax deduction for related compensation.

Other provisions of the Internal Revenue Code also can affect the decisions that we make. Under Section 280G of the Internal Revenue Code, a 20% excise tax is imposed upon executive officers who receive “excess” payments upon a change in control of a public corporation to the extent the payments received by them exceed an amount approximating three times their average annual compensation. The excise tax applies to all payments over one times annual compensation, determined by a five year average. A company also loses its tax deduction for “excess” payments. Our change in control agreements provide that all benefits under them will be “grossed up” so that we also reimburse the executive officer for these tax consequences. Although these gross up provisions and loss of tax deduction would increase the expense to the Company, the Committee believed it important that the effects of this tax code provision not negate the protections that the Company intends to provide by means of the change in control agreements.

In addition, the Internal Revenue Code was recently amended to provide a surtax under Section 409A of the Internal Revenue Code with respect to various features of deferred compensation arrangements of publicly-held corporations, mostly for compensation deferred on or after January 1, 2005. We have made the appropriate changes to our defined contribution and defined benefit plans and employment agreements to help ensure there are no adverse affects on the Company or executive officers as a result of these Code amendments. We do not expect these changes to have a material tax or financial consequence on the Company.

Compensation Committee Report

The duties and responsibilities of the Organization and Executive Compensation Committee of the Board of Directors (the “Compensation Committee” or the “Committee”) are set forth in a written charter adopted by the Board, as set forth on the Company’s website at www.snapon.com. The Compensation Committee reviews and reassesses this charter annually and recommends any changes to the Board for approval.

As part of the exercise of its duties, the Compensation Committee has reviewed and discussed the above “Compensation Discussion and Analysis” contained in this proxy statement with management. Based upon that review and those discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be incorporated by reference in the Company’s annual report to shareholders on Form 10-K and included in this proxy statement.

Roxanne J. Decyk, Chair
Arthur L. Kelly*
Edward H. Rensi
Bruce S. Chelberg**

*                    Mr. Kelly joined the Committee in April 2006.

**             Mr. Chelberg was a member and Co-Chair of the Committee until April 2006, at which time the membership of the Board committees was reorganized.

Executive Compensation Information

Table 3: Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Jack D. Michaels	2006	$833,333		$—	$1,495,787	$1,283,608	$1,375,000	$123,620	$45,447	$5,156,795
Chairman, President and Chief Executive Officer
Martin M. Ellen	2006	371,354		—	598,315	358,707	603,000	46,220	22,666	2,000,262
Senior Vice President—Finance and Chief Financial Officer
Nicholas T. Pinchuk	2006	434,310		—	569,702	337,471	495,500	62,858	26,948	1,926,789
Senior Vice President and President—Worldwide Commercial and Industrial Group
Alan T. Biland	2006	344,623		—	541,090	310,249	450,700	57,346	9,054	1,713,062
Senior Vice President and President—Snap-on Tools Company, LLC
Thomas J. Ward	2006	271,705	(6)	—	219,042	124,269	329,900	242,710	1,221	1,188,847
Senior Vice President and President—Diagnostics and Information Group
Susan F. Marrinan	2006	334,426		—	182,854	109,591	372,700	175,881	8,992	1,184,444
Vice President, Secretary and Chief Legal Officer

(1)                The “Bonus” column is used by us to include only discretionary bonus payments apart from our annual incentive plan. Payments under the annual incentive plan, including payments for achieving personal goals, are set forth in the “Non-Equity Incentive Plan Compensation” column. Because our executive officers’ goals are specific and the officers’ performance against them is measured, we believe that payments under the annual performance plan which relate to the achievement of personal goals are properly reflected in the “Non-Equity Incentive Plan Compensation” column.

(2)                Represents the amounts expensed in 2006 relating to outstanding performance-based unit grants (“Stock Awards” column) and option awards (“Option Awards” column) under the 2001 Incentive Stock and Awards Plan, as amended with shareholder approval in 2006 (the “Stock and Incentive Plan”); the related grants and awards were made in 2004, 2005 and 2006. See “Grants of Plan-Based Awards” table and “Compensation Discussion and Analysis—Long-Term Incentive Compensation” for further discussion regarding the awards in 2006 and “Outstanding Equity Awards at Fiscal Year-end” table regarding all outstanding awards. In January 2006, we adopted Statement of Financial Accounting Standards No. 123(R), Share-Based Payment (SFAS No. 123(R)), which requires us to recognize compensation expense for stock options and other stock-related awards granted to our employees and directors based on the estimated fair value under SFAS No. 123(R) of the equity instrument at the time of grant. The compensation expense is recognized over the vesting period. The assumptions used to determine the valuation of the awards are discussed in note 14 to our consolidated financial statements.

The actual value, if any, that an optionee will realize upon exercise of an option will depend on the excess of the market value of our common stock over the exercise price on the date the option is exercised, which cannot be forecasted with reasonable accuracy. The ultimate value of the performance-based unit awards will depend upon the number of shares that vest (based upon actual performance as compared to pre-defined goals for revenue growth and return on net assets employed before interest and taxes (RONAEBIT) for the three-year performance period) and our common stock price at vesting.

(3)                Amounts shown represent the annual incentive earned under the Stock and Incentive Plan. See “Compensation Discussion and Analysis—Annual Incentives” for further discussion regarding the awards.

(4)                Represents the increase in the actuarial present value of pension benefits between fiscal year-end 2005 and 2006, and above-market earnings in 2006. See the “Pension Benefits” and “Non-qualified Deferred Compensation” tables below for further discussion regarding our pension and deferred compensation plans. Amounts in the table include “above-market earnings” for interest credited at the prime rate during the first six months of 2006. Effective July 1, 2006, that alternative was eliminated. During 2006, each of the Named Executive Officers received less than $750 in above-market earnings, except from Mr. Pinchuk who received $7,756.

(5)                The amounts listed under the Column entitled “All Other Compensation” in the “Summary Compensation Table” above include our contributions to the 401(k) Plan, Deferred Compensation Plan and life insurance, which are listed in the table below:

	Year	Company Matching Contribution to 401(k) Plan ($)	Company Matching Contribution to Deferred Compensation Plan ($)	Value of Life Insurance Premiums Paid by the Company ($)	Total ($)
Michaels	2006	$7,500	$37,848	$99	$45,447
Ellen	2006	7,500	13,503	1,663	22,666
Pinchuk	2006	7,500	17,505	1,943	26,948
Biland	2006	7,500	—	1,554	9,054
Ward	2006	—	—	1,221	1,221
Marrinan	2006	5,891	1,609	1,492	8,992

(6)                The Company sponsors a Non-qualified Deferred Compensation Plan to which participants may defer all or a portion of each of their base salary, stock awards or non-equity incentive plan compensation. See the further discussions in “Compensation Discussion and Analysis—Retirement Benefits” and under “Non-qualified Deferred Compensation” below. Of the amounts included in the table above, $27,140 of Mr. Ward’s base salary was deferred in 2006.

Table 4: Grants of Plan-Based Awards

2006

										All Other
										Option
										Awards:	Exercise	Grant
										Number of	or Base	Date Fair
			Estimated Future Payouts Under				Estimated Future Payouts Under			Securities	Price of	Value of
			Non-Equity Incentive Plan Awards				Equity Incentive Plan Awards(1)			Underlying	Option	Stock and
	Grant	Plan	Threshold	Target	Maximum		Threshold	Target	Maximum	Options	Awards	Option
Name	Date	Name*	($)	($)	($)		(#)	(#)	(#)	(#)	($/Sh)	Awards(5)
Michaels	2/16/06	Long-term awards	$—	$—	$1,180,500	(1)	15,000	60,000	60,000	—	—	$2,144,400
			—	—	—		—	—	—	110,000 (3)	$39.35	1,125,300
	2/16/06	Annual incentive(2)	1	833,333	1,666,666		—	—	—	—	—	—
Ellen	2/16/06	Long-term awards	—	—	472,200	(1)	6,000	24,000	24,000	—	—	857,760
			—	—	—		—	—	—	42,000 (3)	39.35	429,660
	2/16/06	Annual incentive(2)	1	334,219	668,437		—	—	—	—	—	—
Pinchuk	2/16/06	Long-term awards	—	—	472,200	(1)	6,000	24,000	24,000	—	—	857,760
			—	—	—		—	—	—	42,000 (3)	39.35	429,660
	2/16/06	Annual incentive(2)	1	390,879	781,758		—	—	—	—	—	—
Biland	2/16/06	Long-term awards	—	—	472,200	(1)	6,000	24,000	24,000	—	—	857,760
			—	—	—		—	—	—	42,000 (3)	39.35	429,660
	2/16/06	Annual incentive(2)	1	258,467	516,935		—	—	—	—	—	—
Ward	2/16/06	Long-term awards	—	—	236,100	(1)	3,000	12,000	12,000	—	—	428,880
			—	—	—		—	—	—	15,000 (3)	39.35	153,450
	4/27/06		—	—	—		—	—	—	5,000 (4)	37.47	50,000
	2/16/06	Annual Incentive(2)	23,264	186,114	372,228		—	—	—	—	—	—
Marrinan	2/16/06	Long-term awards	—	—	137,725	(1)	1,750	7,000	7,000	—	—	250,180
			—	—	—		—	—	—	12,000 (3)	39.35	122,760
	2/16/06	Annual Incentive(2)	1	217,377	434,754		—	—	—	—	—	—

*                    All awards are made pursuant to the Stock and Incentive Plan.

(1)                The awards relate to performance-based restricted stock grants and are earned over a term of three years. The related expense that was recognized in 2006 and shown in the “Summary Compensation Table” under the “Stock Awards” column relates to the 2005 and 2006 grants of long-term performance-based units. See “Compensation Discussion and Analysis—Long-Term Incentive Compensation” for further discussion regarding the awards. The cash component of the award, which can be earned for performance between the “target” and “outstanding” levels of performance is shown above under the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards—Maximum” column.

(2)                 Amounts represent the annual incentive opportunity available under the Stock and Incentive Plan. The annual incentive actually paid to each of the named executive officers is set forth above in the “Summary Compensation Table” under the “Non-Equity Incentive Plan Compensation” column. See “Compensation Discussion and Analysis—Annual Incentives” for further discussion regarding the awards. Payouts are made annually, dependent upon performance as compared to pre-defined goals. Our targets relate to quantifiable financial performance—operating income, working investment as a percentage of net sales and reduction of operating expenses. In addition, a portion of the annual incentive is based on the attainment of personal strategic business goals.

Payments related to the total Company financial measures and the strategic business goals generally gradually increase from zero after a threshold level of performance has been reached; therefore, there is no "minimum" payment. The disclosure above reflects these payments at performance just above the threshold level and a payment of $1. However, some business unit financial measures have a threshold payment of 25% of target. These payments are reflected at the threshold payment level of 25%.

(3)                The options were granted at the regularly scheduled February 16, 2006, meeting of the Organization and Executive Compensation Committee (and the regularly scheduled Board meeting on the same date in the case of Mr. Michaels) and have an exercise price equal to the closing price of Snap-on stock as reported on the New York Stock Exchange on the date of grant ($39.35). One-half of the options granted vested on February 16, 2007, and the remaining one-half will vest on February 16, 2008. See the “Outstanding Equity Awards at Fiscal Year-End” table for further information regarding the awards.

(4)                The options were granted at the regularly scheduled April 27, 2006, meeting of the Organization and Executive Compensation Committee and have an exercise price equal to the closing price of Snap-on stock as reported on the New York Stock Exchange on the date of grant ($37.47). The grant to Mr. Ward was in connection with his promotion to the additional position of President - Sales and Franchising for Snap-on Tools Company LLC. One-half of the options granted vest on April 27, 2007, and the remaining one-half will vest on April 27, 2008. See the “Outstanding Equity Awards at Fiscal Year-End” table for further information regarding the awards.

(5)                For stock awards and options, this amount represents the assumed value on the grant date using the Black-Scholes methodology generally used by the Company for valuing stock options and other stock-related awards. See note 14 to our 2006 consolidated financial statements. The amounts in this column differ from those in the Summary Compensation Table because the Summary Compensation Table sets forth the expense actually recognized in 2006 for prior years' and current year grants whereas this column represents the amounts related only to the 2006 grants, irrespective of when those amounts will be expensed.

The Company sponsors a Non-qualified Deferred Compensation Plan to which participants may defer all or a portion of each of their base salary, stock awards or non-equity incentive plan compensation. There were no deferral elections made by the Named Executive Officers for 2006 non-equity incentive plan compensation. Deferral elections relating to the 2005 or 2006 grants of stock awards will be made in June 2007 and June 2008, respectively.

Table 5: Outstanding Equity Awards at Fiscal Year-End

December 30, 2006

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Michaels	3,000	(1)			$31.94	4/23/2009
	3,000	(1)			26.44	4/28/2010
	3,000	(1)			29.36	4/27/2011
	3,000	(1)			32.08	4/25/2012
	3,000	(1)			28.43	4/24/2013
	3,000	(1)			33.55	4/23/2014
	200,000	(2)			32.53	12/3/2014
			110,000	(3)	39.35	2/16/2016
							27,500	(4)	$1,310,100	(5)
							60,000	(4)	$2,858,400	(5)
Ellen	39,100				27.81	11/18/2012
	40,500				25.11	1/24/2013
	45,000				31.52	1/23/2014
	20,000	(6)	20,000	(6)	33.75	2/18/2015
			42,000	(3)	39.35	2/16/2016
							11,000	(4)	524,040	(5)
							24,000	(4)	1,143,360	(5)
Pinchuk	40,000				30.06	6/27/2012
	40,500				25.11	1/24/2013
	40,500				31.52	1/23/2014
	17,500	(6)	17,500	(6)	33.75	2/18/2015
			42,000	(3)	39.35	2/16/2016
							10,000	(4)	476,400	(5)
							24,000	(4)	1,143,360	(5)
Biland	5,000				45.75	4/6/2008
	12,000				34.50	1/22/2009
	20,000				29.36	4/27/2011
	10,000				26.23	6/21/2011
	20,000				32.22	1/25/2012
	13,500				25.11	1/24/2013
	13,500				31.52	1/23/2014
	7,000	(6)	7,000	(6)	33.75	2/18/2015
	8,000	(7)	8,000	(7)	31.48	4/1/2015
			42,000	(3)	39.35	2/16/2016
							9,000	(4)	428,760	(5)
							24,000	(4)	1,143,360	(5)
Ward	2,000				34.50	1/22/2009
	10,000				29.16	5/29/2011
	9,000				32.22	1/25/2012
	7,200				31.52	1/23/2014
	3,240	(6)	3,240	(6)	33.75	2/18/2015
	1,610	(7)	1,610	(7)	31.48	4/1/2015
			15,000	(3)	39.35	2/16/2016
			5,000	(8)	37.47	4/27/2016
							2,700	(4)	128,628	(5)
							12,000	(4)	571,680	(5)
Marrinan	15,000				39.71	1/23/2008
	25,000				34.50	1/22/2009
	16,000				31.52	1/23/2014
	6,500	(6)	6,500	(6)	33.75	2/18/2015
			12,000	(3)	39.35	2/16/2016
							3,500	(4)	166,740	(5)
							7,000	(4)	333,480	(5)

(1)     The option awards were granted to Mr. Michaels in his capacity as a non-employee member of the Board of Directors prior to being elected as our Chairman, President and Chief Executive Officer in November of 2004.

(2)     Mr. Michaels was granted this option award in connection with his election as our Chairman, President and Chief Executive Officer.

(3)     Option award has an exercise price equal to the value of our common stock on the grant date and vests in two annual increments beginning on the first anniversary following the award. One-half of the options granted vested on February 16, 2007, and the remaining one-half will vest on February 16, 2008.

(4)     Consists of performance-based units awarded in fiscal year 2005 and 2006 under the Stock and Incentive Plan. Vesting of the performance units will be dependent upon cumulative performance relative to revenue growth and return on net assets employed before interest and taxes (RONAEBIT) over the three-year performance periods. See “Compensation Discussion and Analysis—Long-Term Incentive Compensation” for additional information regarding awards.

Plan-to-date performance for the 2005 long-term award is between the threshold and target levels; therefore, the value of the award is shown at the target number of performance shares that can be earned. In addition, for every performance share that is earned up to the target level, there would be an additional $31.73 cash component earned.

Plan-to-date performance for the 2006 long-term award is between the target and maximum levels; therefore, the value of the award is shown as equal to the total grant number because that represents the maximum number of performance shares that can be earned. In addition, for performance at the maximum level, for every performance share earned there would be an additional cash component of $19.68 earned.

(5)     Based on the $47.64 per share closing price of a share of our common stock on December 29, 2006.

(6)     Option award has an exercise price equal to the value of our common stock on the grant date and vests in two annual increments beginning on the first anniversary following the award. One-half of the options granted vested on February 18, 2006, and the remaining one-half vested on February 18, 2007.

(7)     Option award has an exercise price equal to the value of our common stock on the grant date and vests in two annual increments. Vesting was tied to the same dates as the February 2005 grants; therefore, one-half of the options granted vested on February 18, 2006, and the remaining one-half vested on February 18, 2007.

(8)     Option award has an exercise price equal to the value of our common stock on the grant date and vests in two annual increments beginning on the first anniversary following the award. One-half of the options granted vest on April 27, 2007, and the remaining one-half will vest on April 27, 2008.

Table 6: Option Exercises and Stock Vested

2006

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(1)
Michaels	—	—	—	—
Ellen	—	—	6,250	$245,938
Pinchuk	—	—	6,125	241,019
Biland	—	—	2,125	83,619
Ward	12,000	$152,569	950	37,383
Marrinan	64,000	921,990	2,188	86,098

(1)                The number of shares acquired on vesting and the value realized on vesting relates to performance shares that were granted in 2004 and that were subject to the terms of the long-term incentive awards that related to our performance in 2004 and 2005. Awards vested at the “threshold” level; therefore, 25% of the shares originally awarded in 2004 vested. Each performance share that was earned was valued at $39.35 per share, the closing price of our common stock on the vesting date. Mr. Michaels was not an executive officer on the date the awards were granted. Therefore, no award was made to Mr. Michaels. These amounts were also included in the Summary Compensation Table in our proxy statement for the 2006 annual meeting of shareholders.

Messrs. Biland, Pinchuk and Ward had previously elected to defer receipt of all of the vested shares. Mr. Ellen had previously elected to defer receipt of 25% of the vested shares. See “Non-qualified Deferred Compensation” below for further discussion.

Amounts exclude dividends paid on the shares and interest reflecting the deferral in dividend payments. Dividends and interest are taken into consideration by the Company in determining SFAS No. 123(R) calculations and expense.

Defined Benefit Plans

Snap-on Incorporated Retirement Plan

The Snap-on Incorporated Retirement Plan (the “Pension Plan”) is a defined benefit retirement plan that covers substantially all U.S. salaried employees, with minimum service requirements. The Pension Plan is a “qualified” retirement plan under the Internal Revenue Code and is therefore subject to the Code’s limits on covered compensation and benefits payable. Benefits are determined using either final average earnings and years of credited service or an account balance formula. We do not make any specific contributions for the named executive officers. All salaried employees hired on or after January 1, 2001, participate under the account balance formula in the Pension Plan. The table below shows the number of years of credited service, the present value of accumulated benefits and the payments made during the last fiscal year under the Pension Plan and Snap-on Incorporated Supplemental Retirement Plan for Officers (the “Supplemental Plan”). See below for a discussion of the Supplemental Plan. The assumptions used to determine the present value of the accumulated benefit are discussed in note 12 to our consolidated financial statements.

There are no provisions in the plans for granting additional years of credited service to our employees, including the named executive officers.

Supplemental Retirement Plan

Approximately 50 active and retired executives, including the named executive officers, participate in the Supplemental Plan. The Supplemental Plan is a non-qualified excess benefit and supplemental retirement plan under ERISA; it provides benefits that would be payable to participants under the Pension Plan except for the limitations provided for qualified plans under the Internal Revenue Code. The Supplemental Plan has a final average pay formula and an account balance benefit formula, both of which are based on the final average pay and account balance formulas in the Pension Plan. Under the Supplemental Plan, each participant will receive the difference, if any, between the full amount of retirement income due under the supplemental retirement plan formula that applies to the participant and the amount of retirement income payable to the participant under the pension plan formula when applicable IRS limitations are applied. Qualified retirement plan compensation limits were $220,000 per annum for 2006 and $225,000 per annum for 2007 per participant by Section 401(a)(17) of the Internal Revenue Code.

Table 7: Pension Benefits

Name	Plan Name	Number of Years Credited Service* (#)	Present Value of Accumulated Benefit ($)**	Payments During Last Fiscal Year ($)
Michaels	Snap-on Incorporated Retirement Plan (1)	2.1	$30,761	—
	Supplemental Retirement Plan (1)	2.1	145,757	—
Ellen	Snap-on Incorporated Retirement Plan (1)	8.5	128,875	—
	Supplemental Retirement Plan (1)	8.5	78,860	—
Pinchuk	Snap-on Incorporated Retirement Plan (1)	4.5	62,341	—
	Supplemental Retirement Plan (1)	4.5	107,179	—
Biland	Snap-on Incorporated Retirement Plan (2)	8.8	82,535	—
	Supplemental Retirement Plan (2)	8.8	141,985	—
Ward	Snap-on Incorporated Retirement Plan (3)	19.0	533,634	—
	Supplemental Retirement Plan (3)	19.0	474,850	—
Marrinan	Snap-on Incorporated Retirement Plan (2)	16.2	387,925	—
	Supplemental Retirement Plan (2)	16.2	868,014	—

*                    Years of Credited Service for Mr. Ellen and Mr. Ward includes credited service years from participating in the Sun Electric Pension Plan prior to the acquisition of Sun Electric by Snap-on in 1992. The Sun Electric Pension Plan was merged into the Pension Plan in 2000.

**             At December 31, 2006.

(1)                The defined benefit is determined using an account-based cash balance plan formula with pay credits ranging from 3% to 10% based on years of credited service and age. Interest is credited annually based on the five-year Treasury rate as calculated in November of the preceding year. The values shown are the present value of the account balances that would be available upon termination of employment. There are no subsidized optional forms of payment. The Pension Plan is a tax-qualified retirement plan. The Supplemental Plan is a non-qualified deferred compensation plan providing benefits using the same formulas as in the Pension Plan, but without regard to IRS imposed limits.

(2)                The total defined benefit is determined using the final average pay formula under the Pension Plan and provides, at the normal retirement age of 65, that retirement benefits will be calculated using the following benefit formula:

[1.2% × Final Average Pay × Years of Credited Service]

plus

[0.45% × {Final Average Pay minus Social Security Covered Compensation} × Years of Credited Service]

“Final Average Pay” is an individual’s average annual earnings during the five highest completed consecutive calendar years of employment and generally includes base salary and bonus amounts paid in a given year.

“Social Security Covered Compensation” is a 35-year average of the Social Security Maximum Taxable Wage Base (according to federal regulations) for each calendar year to age 65.

“Years of Credited Service” is the number of years and fractional number of years of continuous employment up to 35 years.

The Normal Form of Benefit (as defined in the Pension Plan) is a 50% joint and survivor benefit which is reduced if payable before age 60. There is also an $800 temporary benefit payable at age 60 for a maximum of 60 months. The total defined benefit under the Supplemental Plan is the value of the above calculation minus the value of the qualified plan account-based pension and minus the qualified 401(k) match account (as discussed in footnote 1 above).

(3)                The total pension benefit is determined as described in footnote 2 above except that the Supplemental Plan benefit is offset by the benefit payable from the Pension Plan. Benefits from the Pension Plan are as calculated in footnote 2 above for service since August 5, 1996. Service prior to August 5, 1996, is according to the following formula:

[(2% × Final Average Pay × Projected Service) - (2.4% of Social Security benefit × Projected
Service)]

multiplied by

(Current Service divided by Projected Service)

Early retirement on the latter calculation is age 55 with 15 years of service.

“Final Average Pay” is an individual’s average annual earnings during the last three completed consecutive calendar years of employment and generally includes only base salary paid in a given year.

“Projected Service” means the total number of years a participant could have been eligible to earn a pension benefit if he/she participated in the plan until age 65.

“Current Service” means the total number of years a participant actually earned a pension benefit.

Non-qualified Deferred Compensation

The Snap-on Incorporated Deferred Compensation Plan (the “Deferred Compensation Plan”) is primarily intended to allow eligible participants to defer base and incentive compensation; however, the Company may also make contributions to restore 401(k) matching contributions otherwise limited by IRS regulations. Approximately 50 active and retired executives, including the named executive officers, are eligible to participate in the Deferred Compensation Plan.

The Deferred Compensation Plan is a non-qualified excess benefit and supplemental retirement plan as defined by Sections 3(36) and 201(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Participants are allowed to defer amounts into a money market fund or into a Snap-on common stock fund. To the extent that money market interest was deemed above market rates, it is also included above in the Summary Compensation Table. Participants are allowed to take a distribution of deferrals and matching contributions following a participant’s termination of employment or retirement or to schedule a specific deferral period. Information for each of the named executive officers is set forth below relating to the Deferred Compensation Plan.

The Deferred Compensation Plan has been amended to comply with the requirement of Internal Revenue Code Section 409A.

Table 8: Non-qualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)(2)	Aggregate Balance at Last Fiscal Year End ($)
Michaels	—	$37,848	$2,684	—	$60,637
Ellen	$103,056	13,503	29,524	$54,799	252,472
Pinchuk	642,100	17,505	119,707	—	1,254,976
Biland	87,560	—	137,411	—	629,540
Ward	83,385	—	8,341	—	199,171
Marrinan(3)	90,135	1,609	21,550	54,956	120,164

(1)              Amounts include any deferrals of 2006 base salary, 2005 non-equity incentive plan compensation which was paid in 2006, and stock awards which were made in 2004 and paid in 2006. Mr. Ward deferred 2006 base salary of $27,140 (which is included in the Summary Compensation Table). Named Executive Officers deferred part of their 2005 non-equity incentive plan compensation as follows: Mr. Ellen—$38,694; Mr. Pinchuk—$389,722; and Mr. Ward—$17,070. Each of the Named Executive Officers, other than Mr. Michaels, elected in 2004 to defer part of their compensation from the 2004 stock award, including related dividends and interest, as follows: Mr. Ellen—$64,362; Mr. Pinchuk—$252,378; Mr. Biland—$87,560; Mr. Ward—$39,144; and Ms. Marrinan—$90,135.

(2)              These amounts were deferred in prior years and paid according to scheduled distribution elections.

(3)              See “Potential Change in Control and Other Post-employment Payments” below for a discussion of an agreement which may provide additional payments upon retirement.

Potential Change in Control and Other Post-employment Payments

We have entered into an agreement with Mr. Michaels that provides for benefits in the event that we terminate him without Cause (as defined in the agreement) before December 3, 2007. In such event, we will pay to Mr. Michaels an amount that is equal to the base salary that he would have been paid from the date of termination through December 3, 2007 (the “Covered Period”), using the rate that had been in effect immediately prior to the date of termination, had the termination of employment not occurred (the “Salary Payment”). The Salary Payment will be paid, in our sole discretion, in a lump sum payment within ten business days following the date of termination or in substantially equal monthly payments during the Covered Period. We will also pay to Mr. Michaels an annual incentive payment for each fiscal year of the Covered Period (the “Annual Incentive Payment”). The Annual Incentive Payment will be (i) determined using Mr. Michaels’ annual incentive opportunity immediately prior to the date of termination and Mr. Michaels’ performance as assessed by the Board, and (ii) paid within sixty (60) days after the Annual Incentive Payment is calculated for the applicable fiscal year. During the Covered Period, we will also provide Mr. Michaels with continued health, disability, life and other insurance benefits substantially similar to the benefits provided during such period to our other elected officers. The agreement also contains a confidentiality provision, without time limit, that, if violated by Mr. Michaels, provides that in addition to other remedies that we may have, all payments that have not yet been made by us to Mr. Michaels pursuant to the agreement are immediately forfeited and any continuation of benefits shall immediately cease.

Pursuant to his agreement, if Mr. Michaels was terminated without cause as of the end of fiscal year 2006, as a result of a change in control or otherwise, he would have been entitled to certain payments and benefits through December 3, 2007, as follows:

•       $780,000 in base salary (representing a pro rated amount for the partial year);

•       an annual incentive payment ranging from zero to $1,560,000, dependent upon Mr. Michaels’ performance as assessed by the Board; and

•       a continuation of health, disability, life and other insurance which we estimate has a value of approximately $5,921.

In addition, in the event of a change in control, the Stock and Incentive Plan provides for payment of earned annual incentives not yet paid, which was $1,375,000 in 2006, as well as the following related to long-term incentives (based upon the $47.64 closing price of Snap-on common stock on December 29, 2006):

•       immediate vesting of options valued at $911,900;

•       immediate vesting of long-term performance-based awards valued at $3,731,800; and

•       payment of cash for long-term performance-based awards of $2,925,650.

The total value of these long-term incentive payments is $7,569,350.

On June 4, 2002, we entered into a severance agreement with Mr. Pinchuk when he joined the Company that was intended to recognize and address the economic consequences to him of his departure from his prior employer. Pursuant to the agreement, upon the occurrence of a “Qualifying Termination,” and execution of a Release Agreement, Mr. Pinchuk will be entitled to receive the payments and benefits described below. A Qualifying Termination is defined as the termination of Mr. Pinchuk’s employment by the Company and its subsidiaries without Cause (as defined in the agreement). Unless reduced as set forth below, Mr. Pinchuk (or his estate) will be entitled to receive severance payments in the form of substantially equal monthly installments over a period of 2 years following the Qualifying Termination. The severance payments are equal to the sum of (i) his monthly rate of base salary in effect during the period immediately prior to the Qualifying Termination plus (ii) his annual bonus calculated at his target payout and prorated on a monthly basis for the period immediately preceding the Qualifying Termination. In addition, Mr. Pinchuk will be subject to certain restrictive covenants, as set forth in the agreement, during the severance period. If Mr. Pinchuk violates the restrictive covenants during such period, all severance payments that have not yet been paid will be immediately forfeited and any further continuation of benefits (as set forth in the agreement) will immediately cease. The severance payments are not included as compensation for purposes of calculating Mr. Pinchuk’s retirement benefits from the Company, and the severance period will not count as service for purposes of any benefit plan or arrangement we maintained. We will not be obligated to provide severance payments after Mr. Pinchuk becomes employed by a subsequent employer.

During the severance period following the Qualifying Termination (or, if later, in accordance with the existing plans, agreements and arrangements in effect between Mr. Pinchuk and the Company), the Company will provide him with continued health, disability, life and other insurance benefits substantially similar to the benefits provided to him immediately prior to the Qualifying Termination. However, the level of any continued benefit is reduced to the extent that any such benefits are being provided to him by a subsequent employer. In addition, in the case of a Qualifying Termination, (i) all unvested incentive options will be converted to vested non-qualified options, and will be exercisable for a period of 6 months from the Qualifying Termination and (ii) all unvested non-qualified options will be converted to vested non-qualified options and will be exercisable for a period of 6 months from the Qualifying Termination.

Mr. Pinchuk’s severance agreement states that any severance compensation that he becomes entitled to under the change in control agreement, described below, shall be reduced (but not below zero) by any severance payments paid to him under the severance agreement, and any severance payments that he becomes entitled to under the severance agreement shall be reduced (but not below zero) by any compensation paid to him under the change in control agreement. In the event he becomes entitled to compensation under both the severance agreement and the change in control agreement, the total amount to be paid to him will not exceed the total amount that he is entitled to receive under the change in control agreement. The severance agreement also contains non-solicitation, non-compete and confidentiality provisions that apply during the entire severance period. If Mr. Pinchuk violates these provisions, all severance payments that have not yet been paid are immediately forfeited and any further continuation of benefits shall immediately cease.

On September 18, 1990, we entered into an agreement with Ms. Marrinan that provides her, in addition to any pension benefits, fixed monthly payments of $6,015 for her lifetime if she retires from the Company on, or after, age 62 but before age 65; or $7,181 if she retires on or after age 65. In addition, under those arrangements, the Company is required to provide Ms. Marrinan 12 months notice of termination for any reason. Ms. Marrinan is entitled to receive compensation at her base salary level in lieu of notice for each month or portion thereof for which notice less than 12 months. This arrangement expires if Snap-on adopts a general policy for its officers that would provide equivalent job security and economic protection. The intent of this agreement was to recognize and address the economic consequences of her departure from her prior employer.

We have change in control agreements with the Named Executive Officers, other than Mr. Michaels, to provide continued compensation and benefits in the event of a change in control as defined in the agreements. The agreements are for one-year terms and are automatically extended each year for another one year term, unless notice is given. The agreements also provide that if there is a change in control, then the terms will continue for 24 months.

The circumstances under which benefits are payable pursuant to the agreements generally are a Change in Control plus one of the following: the officer’s determination to leave between 12 and 18 months after a Change in Control; the termination of the employee without cause by the Company or by the employee for other defined reasons within two years after a Change in Control; or the termination of the officer’s employment by the Company without cause in anticipation of a Change in Control. Under these agreements, a “Change in Control” is a defined term that includes a merger or similar transaction involving the Company, a third party acquiring more than 25% of the shares which includes, in general, a person or entity becoming a 25% or greater shareholder of the Company, a covered removal of directors on the Company’s board, or a liquidation of the Company. Benefits under the change in control agreements include:

•       A lump sum payment equal to the sum of his or her highest base salary and the higher of the annual bonus target opportunity or the actual payment during the three years before the change in control multiplied by 3.0 years;

•       All annual incentive awards that are earned but not yet paid will be paid, and all annual incentive awards that are not yet earned will be deemed to have been earned pro rata, as if the performance goals were attained as of the effective date of the change in control, based on the individual’s target award opportunity for the fiscal year multiplied by the percentage of the fiscal year elapsed as of the date of the change in control;

•       Continuation of health, disability, life and other insurance benefits for three years;

•       Payment of any accrued but unpaid compensation;

•       Credit for service for the purposes of any pension benefit plan in which the senior officer participates for three years; and

•       Reimbursement of the senior officer, on an after tax basis, for any excise taxes imposed by Section 4999 of the United States Internal Revenue Code (the “Code”) related to excess parachute payments.

Such benefits under the agreement are payable regardless of the former senior officer seeking or obtaining employment following termination, provided that the level of any health, disability, life or other insurance benefits may be reduced if the Named Executive Officer obtains other employment.

Our outstanding equity compensation plans also provide accelerated vesting in the event of a change in control. Except to the extent the Compensation Committee provides a result more favorable to holders of awards, in the event of a Change in Control:

•       Each holder of a performance share or performance unit that has been earned but not yet paid will receive cash equal to the value of the performance share and/or performance unit;

•       All outstanding options shall vest automatically;

•       Restricted stock that is not vested before a Change in Control will vest on the date of the Change in Control;

•       All performance shares that have not vested will vest as if earned pro rata to the date of the Change in Control; and

•       Any cash portion of Long-Term Performance-Based Units will vest at the maximum award opportunity.

The following table sets forth the estimated current value of benefits that could be paid to our Named Executive Officers (other than Mr. Michaels who does not have a change in control agreement) upon a change in control under the individual change in control agreements with the

Named Executive Officers. These amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the Named Executive Officers, which would only be known at the time that they become eligible for payment and would only be payable if a Change in Control were to occur. The table reflects the amounts that could be payable under the various arrangements if the Change in Control occurred at December 30, 2006, including a gross-up for certain taxes in the event that any payments made in a connection with a change in control would be subject to the excise tax imposed by Section 4999 of the Code.

Table 9: Potential Payments on Change in Control

Name	Severance Amount(1)	Pension Enhancement(2)	Early Vesting of Stock Options(3)	Early Vesting of Equity Portion of Long-Term Performance- Based Units(4)	Payment of Cash for Long-Term Performance Units(5)	Other(6)	Estimated Tax Gross Up(7)	Total
Ellen	$2,931,975	$238,157	$625,980	$1,492,720	$1,170,260	$24,069	$2,667,583	$9,150,744
Biland	2,401,875	576,520	574,690	1,429,200	1,043,340	23,742	2,500,200	8,549,567
Pinchuk(8)	2,797,836	281,988	591,255	1,460,960	1,106,800	24,909	2,642,959	8,906,707
Ward	1,964,700	825,542	246,221	657,432	407,442	22,743	1,790,358	5,914,438
Marrinan(9)	2,125,473	522,725	189,765	444,640	359,835	23,556	1,286,505	4,952,499

(1)                This amount represents 3.0 times the sum of his or her highest base salary and the higher of the annual bonus target opportunity or the actual payment earned during the three years before the change in control. These amounts are based on the 2006 base salary and bonus paid in 2007 for 2006 performance.

(2)                This amount represents the present value of an additional 3.0 years of service under the pension plans.

(3)                The stock options would become vested upon a change in control. The amount shown represents the value of the options based on the closing stock price on December 29, 2006, of $47.64.

(4)                This amount represents the value of the unvested performance share and performance-based restricted share awards held by the executive based on our closing stock price on December 29, 2006, of $47.64.

(5)                This amount represents the value of the cash component of the long-term performance-based units paid out at the outstanding level.

(6)                These amounts include payments for 3.0 years of life insurance and medical and dental benefits

(7)                The estimated tax gross up is based on the 20% excise tax, grossed up for estimated taxes, on the amount of severance and other benefits above each individual’s average five-year W-2 earnings.

(8)                The amounts shown reflect the estimated value of benefits that could be paid to Mr. Pinchuk if a change in control occurred at December 30, 2006. If Mr. Pinchuk were terminated at December 30, 2006 for reasons other than a change in control, he would receive $1,660,980 in severance, his unvested stock options (valued at $591,255) would become vested and he would receive two years of continued health, life and other insurance benefits (valued at $16,606). In the event he becomes entitled to benefits under both the severance agreement and the change in control agreement, the total amount paid to him will not exceed the amount payable under the change in control agreement.

(9)                The amounts shown reflect the estimated value of benefits that would be paid to Ms. Marrinan if a change in control occurred at December 30, 2006. If Ms. Marrinan were terminated at December 30, 2006 for a reason other than change in control and the termination were without notice, she would have received $335,791, her then-current annual base salary, in severance pay.

In addition to the agreements discussed in this section, the named executive officers also participate in, and will be entitled to payments under, the various retirement and deferred compensation plans discussed above under “Defined Benefit Plans” and “Non-qualified Deferred Compensation.”

OTHER INFORMATION

Transactions with the Company

Snap-on discourages transactions, other than ordinary course purchase and sales of goods on standard commercial pricing and terms, with the potential for a financial conflict of interests between the Company on the one hand and its executive officers or directors (or related parties) on the other hand. Under Snap-on’s practices, any such transactions that do occur must be on a basis that is fair and reasonable to the Company and in accordance with Snap-on’s written Code of Conduct and Ethics and Corporate Governance Standards and other Company and Board policies. Any such transaction also must be approved by a disinterested majority of either the board of directors or an appropriate committee of the Board and periodically reviewed by the Board or appropriate Board committee thereafter. The Board and appropriate committees also review these matters, if any, in determining the independence of directors.

Section 16(a) Beneficial Ownership Reporting Compliance

We believe that during 2006 our Executive Officers and Directors complied with all filing requirements under Section 16(a) of the Securities Exchange Act of 1934, except that each of Mr. Ward and Ms. Johnsen, another corporate officer, reported a single discretionary transaction, which was exempt from liability, later than the filing deadline. The Company files the required reports on behalf of our Executive Officers and Directors.

Dividend Reinvestment and Direct Stock Purchase Plan

The Dividend Reinvestment and Direct Stock Purchase Plan, established in 1997, provides for automatic dividend reinvestment in shares of Common Stock and allows shareholders and investors the opportunity to purchase shares of Common Stock directly without using a broker through a variety of methods including:

•       investments of cash dividends on all or a portion of Common Stock which the person already owns; and

•       periodic cash investments of more than $100 per investment, up to an annual maximum of $150,000.

Shares acquired under these methods will generally be purchased in the open market but may, at Snap-on’s option, consist of newly issued shares. Shares will be purchased at 100% of the average of the high and low prices of the Common Stock on the day of purchase. For purchasers, there are no participation, commission or administrative fees.

More information, including a prospectus, is available from Computershare Trust Company, N.A., our transfer agent, at 1-800-446-2617 (in the United States) or 1-781-575-2723 (outside the United States).

Householding

Pursuant to the rules of the SEC, services that deliver our communications to shareholders that hold their stock through a bank, broker or other holder of record may deliver to multiple shareholders sharing the same address a single copy of our Annual Report to shareholders and Proxy Statement. Upon written or oral request, we will promptly deliver a separate copy of the Annual Report to shareholders and/or Proxy Statement to any shareholder at a shared address to which a single copy of each document was delivered. Shareholders may notify us of their requests by calling 1-262-656-5200 and asking for Investor Relations or by writing Snap-on Incorporated, Investor Relations, 2801 80th Street, Kenosha, WI 53143.

The Company has made references to information contained on or available through its Website for your use as background information only. You should not consider this information part of this Proxy Statement.

APPENDIX A

SNAP-ON INCORPORATED
CATEGORICAL STANDARDS FOR DIRECTOR INDEPENDENCE

CATEGORICAL STANDARDS(1)

A director may not be considered independent if the director does not meet the criteria for independence by the New York Stock Exchange (the “NYSE”) and applicable law. A director is not considered independent under the NYSE criteria if the Board of Directors finds that the director has a material relationship with Snap-on Incorporated or the subsidiaries in its consolidated group (the “Company”). Under the NYSE rules:

1.   A director who is an employee, or whose Immediate Family Member is an executive officer, of the Company is not independent until three years after the end of such employment relationship. Employment as an interim Chairman or CEO shall not disqualify a director from being considered independent following that employment.

2.   A director who receives, or whose Immediate Family Member receives, more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $100,000 per year in such compensation. Compensation received by a director for former service as an interim Chairman or CEO need not be considered in determining independence under this test. Compensation received by an Immediate Family Member for service as a non-executive employee of the Company need not be considered in determining independence under this test.

3.   A director is not independent if (A) the director, or an Immediate Family Member, is a current partner of a firm that is the Company’s current internal or external auditor; (B) the director is a current employee of such a firm; (C) the director has an Immediate Family Member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director, or an Immediate Family Member, was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

4.   A director who is employed, or whose Immediate Family Member is employed, as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee is not “independent” until three years after the end of such service or the employment relationship.

5.   A director who is an executive officer or an employee, or whose Immediate Family Member is an executive officer of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the

(1)                Any defined terms used herein shall have such meaning as set forth in the NYSE’s listing standards regarding the independence of directors.

A-1

greater of $1 million or 2% of such other company’s consolidated gross revenues is not “independent” until three years after falling below such threshold.(2)

The Board of Directors has established the following additional categorical standards of independence to assist it in making independence determinations:

Business Relationships:   A director is not independent if any payments by the Company to a business employing, or 10% or more owned by, a director or an Immediate Family Member of a director for goods or services, or other contractual arrangements, are not (i) made in the ordinary course of business and (ii) on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons.

Professional Services:   A director is not independent if the director, or an Immediate Family Member is (i) a partner of or of counsel to a law firm that provides legal services for the Company, or (ii) a partner, officer or employee of an investment bank or consulting firm that provides investment banking or consulting services for the Company.

Personal Services:   A director who provides personal services to the Company is not independent unless (i) the Board has reviewed and approved such personal services in advance of the personal services being provided and (ii) the personal services provided are disclosed in the Company’s proxy statement.

Relationships with Not-for-Profit Entities:   A director is not independent if the director, or an Immediate Family Member is an officer, director, or trustee of a foundation, university, or other not-for-profit organization that receives contributions from the Company unless that foundation, university or other not-for-profit organization provides demonstrable services to the Company, its employees, or the Company’s employees’ families.

(2)                In applying this test, both the payments and the consolidated gross revenues to be measured shall be those reported in the last completed fiscal year. The look-back provision for this test applies solely to the financial relationship between the Company and the director or Immediate Family Member’s current employer; the Company need not consider former employment of the director or Immediate Family Member. Charitable organizations shall not be considered “companies” for purposes of this test, provided however, that the Company shall disclose in its annual proxy statement any charitable contributions made by the Company to any charitable organization in which a director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year exceeded the greater of $1 million or 2% of such charitable organization’s consolidated gross revenues.

A-2

Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on April 26, 2007.

Vote by Internet

• Log on to the Internet and go to

www.investorvote.com

• Follow the steps outlined on the secured website.

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A  Proposals — The Board of Directors Recommends a Vote FOR Items 1 and 2.

1. Election of Directors-
Three year terms.

	For	Withhold		For	Withhold		For	Withhold
01 - John F. Fiedler	☐	☐	02 - W. Dudley Lehman	☐	☐	03 - Edward H. Rensi	☐	☐

	For	Against	Abstain
2. Proposal to ratify the appointment of Deloitte & Touche LLP as the independent auditor for 2007.	☐	☐	☐

3. In their discretion, the Proxies are authorized to vote on such other matters as may properly come before the meeting.

B  Non-Voting Items

Change of Address — Please print your new address below.

C  Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign exactly as name appears herein, joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If a corporation, sign in corporation’s name by an authorized officer. If a partnership, please sign in partnership’s name by an authorized person.

Date (mm/dd/yyyy)	Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box

Dear Shareholder:

Snap-on Incorporated encourages you to take advantage of a convenient way by which you can vote your shares. You can vote your shares electronically through the Internet or by telephone. This eliminates the need to return the proxy card.

To vote your shares electronically you must use the control number printed on the reverse side in the purple bar. The series of numbers that appear in the purple bar on the reverse must be used to access the system.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Snap-on Incorporated

2801 80TH STREET
KENOSHA, WI 53143

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints Jack D. Michaels and Susan F. Marrinan as Proxies, each with power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated below, all shares of the common stock of Snap-on Incorporated held of record by the undersigned on February 26, 2007, at the Eaglewood Resort, 1401 Nordic Road, Itasca, IL 60143 at 10:00 a.m. on Thursday, April 26, 2007 or at any adjournment thereof.

This Proxy will be voted “FOR” the Director nominees in the Proxy Statement and “FOR” Item 2 if no choice is specified. In the absence of an instruction to the contrary, this Proxy will be voted for the proposals stated herein and at the discretion of the Proxies on any other business.

This Proxy is also intended for use by the participants of any eligible benefit plans of Snap-on Incorporated. Receipt of Notice of the Annual Meeting and Proxy Statement is hereby acknowledged.

PLEASE MARK YOUR VOTE ON THE REVERSE SIDE, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.